Exhibit 10.1

Published CUSIP Number (Deal): 25179UAR6

Published CUSIP Number (364-Day Tranche): 25179UAS4

Published CUSIP Number (2-Year Tranche): 25179UAT2

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

Effective as of August 12, 2024

among

DEVON ENERGY CORPORATION

as Borrower

BANK OF AMERICA, N.A.

as Administrative Agent

and

THE OTHER LENDERS PARTY HERETO

BARCLAYS BANK PLC

CITIBANK, N.A.

GOLDMAN SACHS BANK USA

JPMORGAN CHASE BANK, N.A.

MORGAN STANLEY SENIOR FUNDING, INC.

ROYAL BANK OF CANADA

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

TRUIST BANK

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Syndication Agents

BOFA SECURITIES, INC.

BARCLAYS BANK PLC

CITIBANK, N.A.

GOLDMAN SACHS BANK USA

JPMORGAN CHASE BANK, N.A.

MORGAN STANLEY SENIOR FUNDING, INC.

RBC CAPITAL MARKETS*

TD SECURITIES (USA) LLC

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

TRUIST SECURITIES, INC.

and

WELLS FARGO SECURITIES, LLC

Joint Lead Arrangers and Bookrunners

*	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

7.05.	Enforceable Obligations	46
7.06.	Full Disclosure	47
7.07.	Litigation	47
7.08.	ERISA Plans and Liabilities	47
7.09.	Environmental and Other Laws	47
7.10.	Material Subsidiaries	47
7.11.	Use of Proceeds; Margin Stock	47
7.12.	Government Regulation	48
7.13.	Solvency	48
7.14.	No Material Adverse Effect	48
7.15.	OFAC	48
7.16.	Anti-Corruption, Anti-Terrorism Laws	48
ARTICLE 8. AFFIRMATIVE COVENANTS		48
8.01.	[Reserved]	48
8.02.	Books, Financial Statements and Reports	48
8.03.	Other Information and Inspections	50
8.04.	Notice of Material Events	51
8.05.	Maintenance of Properties	51
8.06.	Maintenance of Existence and Qualifications	51
8.07.	Payment of Taxes, etc	51
8.08.	Insurance	51
8.09.	Compliance with Law	51
8.10.	[Reserved]	51
8.11.	Use of Proceeds	51
8.12.	Guarantors	51
8.13.	Anti-Corruption; Sanctions	52
ARTICLE 9. NEGATIVE COVENANTS OF THE BORROWER		52
9.01.	Indebtedness	52
9.02.	Limitation on Liens	53
9.03.	Fundamental Changes	53
9.04.	[Reserved]	54
9.05.	[Reserved]	54
9.06.	Sanctions	54
9.07.	Prohibited Contracts	54
9.08.	Funded Debt to Total Capitalization	54
ARTICLE 10. EVENTS OF DEFAULT AND REMEDIES		55
10.01.	Events of Default	55
10.02.	Remedies Upon Event of Default	56
10.03.	[Reserved]	56
10.04.	Application of Funds	57
ARTICLE 11. ADMINISTRATIVE AGENT		57
11.01.	Appointment and Authority	57
11.02.	Rights as a Lender	57
11.03.	Exculpatory Provisions	58
11.04.	Reliance by Administrative Agent	58
11.05.	Delegation of Duties	59
11.06.	Resignation of Administrative Agent	59
11.07.	Non-Reliance on the Administrative Agent, the Joint Lead Arrangers and the Other Lenders	60
11.08.	Indemnification of Administrative Agent, Etc.	60
11.09.	Administrative Agent May File Proofs of Claim	61

11.10.	Guaranty Matters	61
11.11.	Arrangers and Managers	62
11.12.	Recovery of Erroneous Payments	62
11.13.	Certain ERISA Matters	62
ARTICLE 12. MISCELLANEOUS		63
12.01.	Amendments, Etc.	63
12.02.	Notices; Effectiveness; Electronic Communication	65
12.03.	No Waiver; Cumulative Remedies; Enforcement	66
12.04.	Attorney Costs and Expenses	67
12.05.	Indemnification by the Borrower	67
12.06.	[Reserved]	68
12.07.	Waiver of Consequential Damages, Etc.	68
12.08.	Payments Set Aside	68
12.09.	Successors and Assigns	69
12.10.	Confidentiality	73
12.11.	Bank Accounts; Offset	74
12.12.	Interest Rate Limitation	74
12.13.	[Reserved]	74
12.14.	Integration	74
12.15.	Survival of Representations and Warranties	74
12.16.	Severability	74
12.17.	Replacement of Lenders	75
12.18.	Governing Law; Jurisdiction; Etc.	75
12.19.	WAIVER OF RIGHT TO TRIAL BY JURY	76
12.20.	Electronic Execution; Electronic Records; Counterparts	77
12.21.	USA PATRIOT Act; KYC Notice	78
12.22.	No Advisory or Fiduciary Responsibility	78
12.23.	ENTIRE AGREEMENT	79
12.24.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	79
12.25.	Acknowledgement Regarding Any Supported QFCs	79

SCHEDULES

2.01	Commitments and Pro Rata Shares
7	Disclosure Schedule
12.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B-1	Reserved
B-2	Reserved
C	Reserved
D	Note
E	Compliance Certificate
F	Assignment and Assumption
G	Form of Guaranty
H	Forms of U.S. Tax Compliance Certificates
I	Form of Funding Indemnity Letter

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

This DELAYED DRAW TERM LOAN CREDIT AGREEMENT (“Agreement”) is entered into as of August 12, 2024, among DEVON ENERGY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of Loans in Dollars in an aggregate principal amount not in excess of $2,000,000,000 in the form of (x) a 364-Day Tranche in an aggregate principal amount not in excess of $500,000,000 and (y) a 2-Year Tranche in an aggregate principal amount not in excess of $1,500,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2-Year Tranche” means the 2-year tranche provided hereunder and evidenced by the 2-Year Tranche Commitments and 2-Year Tranche Loans.

“2-Year Tranche Commitment” means, for each 2-Year Tranche Lender, the obligation of such 2-Year Tranche Lender to make 2-Year Tranche Loans in an aggregate principal amount not to exceed the amount set forth on Schedule 2.01(A) (which schedule shall set forth each 2-Year Tranche Lender’s 2-Year Tranche Commitment as of the Effective Date), in an Assignment and Assumption executed pursuant to Section 12.09, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.09 or as otherwise modified from time to time pursuant to the terms hereof.

“2-Year Tranche Lender” means a Lender with a 2-Year Tranche Commitment or a 2-Year Tranche Loan.

“2-Year Tranche Loans” has the meaning set forth in Section 2.01(a)(ii).

“2-Year Tranche Maturity Date” means the date that is two years after the earlier of (x) the initial funding of the 2-Year Tranche Loans and (y) April 8, 2025; provided that, if such date shall not be a Business Day, the 2-Year Tranche Maturity Date shall be the immediately preceding Business Day.

“364-Day Tranche” means the 364-day tranche provided hereunder and evidenced by the 364-Day Tranche Commitments and 364-Day Tranche Loans.

“364-Day Tranche Commitment” means, for each 364-Day Tranche Lender, the obligation of such 364-Day Tranche Lender to make 364-DayTranche Loans in an aggregate principal amount not to exceed the amount set forth on Schedule 2.01(A) (which schedule shall set forth each 364-Day Tranche Lender’s 364-Day Tranche Commitment as of the Effective Date), in an Assignment and Assumption executed pursuant to Section 12.09, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.09 or as otherwise modified from time to time pursuant to the terms hereof.

“364-Day Tranche Lender” means a Lender with a 364-Day Tranche Commitment or a 364-Day Tranche Loan.

“364-Day Tranche Loans” has the meaning set forth in Section 2.01(a)(i).

“364-Day Tranche Maturity Date” means the date that is 364 days after the earlier of (x) the initial funding of the 364-Day Tranche Loans and (y) April 8, 2025; provided that, if such date shall not be a Business Day, the 364-Day Tranche Maturity Date shall be the immediately preceding Business Day.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Subsidiary of such specified Person, including and together with, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any assets acquired by such specified Person and existing at the time of such acquisition, and any refinancing of the foregoing indebtedness on similar terms, taking into account current market conditions.

“Acquisition” means the acquisition of Grayson Mill Intermediate HoldCo II, LLC and Grayson Mill Intermediate HoldCo III, LLC by WPX Energy Williston, LLC, an affiliate of the Borrower, pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Securities Purchase Agreement dated as of July 8, 2024 by and among Grayson Mill Holdings II, LLC, a Delaware limited liability company, Grayson Mill Holdings III, LLC, a Delaware limited liability company, Grayson Mill Intermediate HoldCo II, LLC, a Delaware limited liability company, Grayson Mill Intermediate HoldCo III, LLC, a Delaware limited liability company, WPX Energy Williston, LLC, a Delaware limited liability company, and Borrower, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Acquisition Agreement Extension” means the extension of the Initial Outside Date (as defined in the Acquisition Agreement as in effect as of the date hereof) to the Extended Outside Date (as defined in the Acquisition Agreement as in effect as of the date hereof) in accordance with the terms of Section 12.1(b) of the Acquisition Agreement (as in effect as of the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.). For the avoidance of doubt, in no event “shall the Extended Outside Date (as defined in the Acquisition Agreement as in effect as of the date hereof) be later than April 8, 2025.

“Act” has the meaning specified in Section 12.21(a).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 12.02(c).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BOFA Securities), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate 2-Year Tranche Commitment” means, at any time, the 2-Year Tranche Commitments of all the 2-Year Tranche Lenders, as may be adjusted from time to time pursuant to the terms hereof. The Aggregate 2-Year Tranche Commitment as of the Effective Date is $1,500,000,000.

“Aggregate 364-Day  Tranche Commitment” means, at any time, the 364-Day Tranche Commitments of all the 364-Day Tranche Lenders, as may be adjusted from time to time pursuant to the terms hereof. The Aggregate 364-Day Tranche Commitment as of the Effective Date is $500,000,000.

“Aggregate Commitments” means, at any time, the Aggregate 364-Day Tranche Commitment and the Aggregate 2-Year Tranche Commitment.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“AML/KYC Laws” means the Act, the Beneficial Ownership Regulation and other “know your client”, “know your customer” and anti-money laundering rules and regulations in effect from time to time.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation prohibiting bribery or corruption in effect in other jurisdictions applicable to the Borrower and/or its Subsidiaries.

“Applicable Rate” means, from time to time, the number of Basis Points per annum, based upon the Debt Rating as set forth below:

With respect to the 364-Day Tranche:

Level	Debt Rating	Applicable Margin for Term SOFR Loans	Applicable Margin for Base Rate Loans
I	≥ A- / A3	100.0 bps	0.0 bps
II	BBB+ / Baa1	112.5 bps	12.5 bps
III	BBB / Baa2	125.0 bps	25.0 bps
IV	BBB- / Baa3	150.0 bps	50.0 bps
V	BB+ / Ba1	175.0 bps	75.0 bps
VI	≤ BB / Ba2	200.0 bps	100.0 bps

With respect to the 2-Year Tranche:

Level	Debt Rating	Applicable Margin for Term SOFR Loans	Applicable Margin for Base Rate Loans
I	≥ A- / A3	112.5bps	12.5 bps
II	BBB+ / Baa1	125.0 bps	25.0 bps
III	BBB / Baa2	137.5 bps	37.5 bps
IV	BBB- / Baa3	162.5 bps	62.5 bps
V	BB+ / Ba1	187.5 bps	87.5 bps
VI	≤ BB / Ba2	212.5 bps	112.5 bps

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 6.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” has the meaning specified in Section 12.09(g).

“Assignee Group” has the meaning specified in Section 12.09(g).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all fees, expenses and disbursements of one law firm.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means, with respect to any Tranche, the period commencing on the Effective Date and ending on the (and including such date) Commitment Termination Date for such Tranche.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 50 Basis Points, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) Term SOFR for a one-month Interest Period plus 100 Basis Points. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. If the Base Rate is being used as an alternate rate of interest pursuant to Section 5.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basis Point” means one one-hundredth of one percent (0.01%).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BOFA Securities” means BofA Securities, Inc., in its capacity as a joint lead arranger and joint bookrunner.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 8.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or the state of New York, and if such day relates to any interest rate settings, fundings, disbursements, settlements or payments with respect to Term SOFR Loans, Business Day shall also include U.S. Government Securities Business Days.

“Capital Lease” means each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or financing lease; provided, that, “Capital Lease” shall not include any Synthetic Lease Obligation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of either of the following events: (i) any Person (or syndicate or group of Persons which is deemed a “person” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than a Shareholder Controlled Person, acquires more than fifty percent (50%) of the Voting Stock of the Borrower, or (ii) during any period of twelve successive months a majority of the Persons who were directors of the Borrower at the beginning of such period or who were appointed, elected or nominated by a majority of such directors cease to be directors of the Borrower, unless such cessation results from death or permanent disability or relates to a voluntary reduction by Borrower of the number of directors that comprise the board of directors of the Borrower. As used in this definition, (i) the term “Voting Stock” means with respect to any Person, the outstanding stock of such Person having ordinary voting power (disregarding changes in voting power based on the occurrence of contingencies) for the election of directors; and (ii) the term “Shareholder Controlled Person” means a Person as to which more than fifty percent (50%) of the Voting Stock is owned by Persons who owned more than fifty percent (50%) of the Voting Stock of the Borrower immediately before any acquisition described in clause (i) of this definition.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, for each Lender, any or all of such Lender’s 364-Day Tranche Commitment or 2-Year Tranche Commitment, as the context may require.

“Commitment Termination Date” means, with respect to any Tranche, the date that is the earlier to occur of (i) October 27, 2024, or if the Acquisition Agreement Extension has occurred, the date first referred to in this clause (i) shall be automatically extended by an equal period, (ii) the date of any termination in whole of the Commitments for such Tranche pursuant to Section 4.11, and (iii) the date of acceleration of all Loans and the termination in whole of the Aggregate Commitment pursuant to Section 10.02.

“Communication” means this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compensation Period” has the meaning specified in Section 4.05(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock of the Restricted Subsidiaries.

“Consolidated Net Worth” means the Borrower’s consolidated shareholders’ equity. Consolidated Net Worth shall be calculated excluding non-cash write-downs and related charges which are required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X, promulgated by SEC regulation, or by GAAP.

“Consolidated Total Funded Debt” means the sum of (i) the consolidated Indebtedness of the Borrower and its Subsidiaries referred to in clauses (a), (b), (c), (d) and (e) of the definition of “Indebtedness” in Section 1.01, plus (ii) all Swap Funded Debt, plus (iii) all Synthetic Lease Funded Debt.

As used in this definition, (1) the term “Swap Funded Debt” means, in the event that an Early Termination Date (as defined in the applicable Swap Contract) has occurred under a Swap Contract resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined), and the Uncontested Portion of the Swap Termination Value for such Swap Contract that has not been paid within sixty (60) days after the date when due exceeds $150,000,000, the amount of such Uncontested Portion; and (2) the term “Synthetic Lease Funded Debt” means, in the event that the Borrower or any Subsidiary (A) has failed to pay when due any Synthetic Lease Obligation, or (B) has failed to observe or perform any other agreement or condition relating to any Synthetic Lease Obligation, or any other event or condition occurs that permits the holders thereof to demand prepayment or redemption, and the holder or holders thereof have demanded or caused such Synthetic Lease Obligation to become due or to be prepaid or redeemed (automatically or otherwise), prior to its stated maturity and the aggregate Uncontested Portion of the Attributable Indebtedness with respect to such Synthetic Lease Obligations of the Borrower and its Subsidiaries that has not been paid within 60 days after the date when due exceeds $150,000,000, the amount of such Uncontested Portion.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 12.25.

“Daily Simple SOFR” means, with respect to any applicable determination date, SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level VI being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any requisite notice, the passage of any requisite periods of time, or both, would be an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 4.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that, in the case of clause (d), a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.10(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Jurisdiction” means any country, region or territory that is the subject or target of any country-wide, region-wide or territory-wide, respectively, Sanction.

“Devon Oklahoma” means Devon Energy Corporation (Oklahoma), an Oklahoma corporation, formerly known as Devon Energy Corporation, an Oklahoma corporation.

“Disclosure Report” means a written notice given by a Responsible Officer of the Borrower to all Lenders or a certificate given by a Responsible Officer of the Borrower under Sections 8.02(a) and (b).

“Disclosure Schedule” means Schedule 7 to this Agreement.

“Disqualified Institutions” means any Persons that are (a) competitors of the Borrower or its Subsidiaries or the Target, identified in writing by the Borrower to the Administrative Agent from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest under this Agreement that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations), (b) such other Persons identified in writing by the Borrower to the Administrative Agent prior to August 8, 2024 and (c) affiliates of the Persons identified pursuant to clause (a) or (b) that are either clearly identifiable by name or identified in writing by the Borrower to the Administrative Agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any political subdivision thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 6.01 are satisfied (or waived in accordance with Section 12.01).

“Electronic Copy” has the meaning specified in Section 12.20.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” has the meaning specified in Section 12.09(g).

“Environmental Law(s)” means any and all Federal, state, provincial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous or toxic materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant and the extent to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate to which the Borrower contributes or has an obligation to contribute (including on account of any ERISA Affiliate).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 10.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 12.17) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.01(e) and (d) any Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated July 17, 2024, among the Borrower, Bank of America and BOFA Securities.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” has the meaning specified in Section 12.09(g).

“Funding Date” means the first date after the Effective Date, on which the conditions specified in Section 6.02 are satisfied (or waived in accordance with Section 12.01).

“Funding Indemnity Letter” means a funding indemnity letter, substantially in the form of Exhibit I.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means any Person who becomes a Guarantor pursuant to Section 8.12.

“Guaranty” means any Guaranty made by a Guarantor pursuant to Section 8.12, substantially in the form of Exhibit G, and “Guaranties” means all of them, collectively.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic, dangerous or deleterious properties or characteristics.

“HMT” has the meaning specified in the definition of “Sanction(s).”

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(c) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(d) Capital Leases, but excluding customary oil, gas or mineral leases entered into in the ordinary course of business;

(e) all obligations with respect to payments received, in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment, for periods in excess of 120 days prior to the date of acquisition or production, as applicable, of such oil, gas or other minerals (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment);

(f) all direct or contingent obligations of such Person arising under standby letters of credit and bankers’ acceptances;

(g) net obligations of such Person under any Swap Contract;

(h) Synthetic Lease Obligations; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of Indebtedness of any Person with respect to Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject shall be equal, to the extent such Indebtedness is otherwise non-recourse to such Person, to the lesser of the fair market value of the property or assets subject to such Lien and the amount of the Indebtedness secured.

“Indemnified Liabilities” has the meaning specified in Section 12.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 12.05.

“Information” has the meaning specified in Section 12.10.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Loan is disbursed or (in the case of any Term SOFR Loan) converted to or continued as a Term SOFR Loan, and ending on the date one, three or six months thereafter (in each case, subject to availability thereof), as selected by the Borrower in its Loan Notice, as the case may be; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” means BOFA Securities, Inc., Barclays Bank PLC, Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., RBC Capital Markets, TD Securities (USA) LLC, The Bank of Nova Scotia, Houston Branch, Truist Securities, Inc. and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and bookrunners.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and legally binding agreements with, any Governmental Authority.

“Lenders” means all Lenders and, unless the context requires otherwise, “Lender” means any one of them.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” and “Loans” has the meaning specified in Section 2.01(a). For the avoidance of doubt, “Loans” shall include 364-Day Tranche Loans and 2-Year Tranche Loans and will refer to the Loans of a particular Tranche as context may require. All Loans shall be denominated in Dollars.

“Loan Documents” means this Agreement, each Note, and the Guaranties and any other document or agreement that, per the terms thereof, is treated as a Loan Document under this Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” means “margin stock” as defined in Reg U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means a Subsidiary of the Borrower which owns Assets having a book value that exceeds ten percent (10%) of the book value of the Borrower’s Consolidated Assets. As used in this definition “Assets” of a Subsidiary means assets of such Subsidiary that are included in the Borrower’s Consolidated Assets.

“Maturity Date” means (i) with respect to the 364-Day Tranche, the 364-Day Tranche Maturity Date and (ii) with respect to the 2-Year Tranche, the 2-Year Tranche Maturity Date.

“Maximum Rate” has the meaning specified in Section 12.12.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower makes or is obligated to make contributions or has any liability (including on account of any ERISA Affiliate), or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.17).

“Participant” has the meaning specified in Section 12.09(d).

“Participant Register” has the meaning specified in Section 12.09(d).

“Permitted Liens” means:

(a) Liens existing on the Effective Date;

(b) Liens on cash, cash equivalents and other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(c) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System and no such deposit account is intended by, the Borrower or its Restricted Subsidiaries to provide collateral to the depository institution;

(e) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens granted by an Unrestricted Subsidiary on its assets to secure Indebtedness incurred by such Unrestricted Subsidiary;

(g) Liens on assets of a Restricted Subsidiary securing Indebtedness of a Restricted Subsidiary owing to the Borrower or to another Restricted Subsidiary or Liens on assets of an Unrestricted Subsidiary securing Indebtedness of an Unrestricted Subsidiary owing to the Borrower, to a Restricted Subsidiary or to another Unrestricted Subsidiary;

(h) Liens on the stock or other ownership interests of or in any Unrestricted Subsidiary;

(i) Liens for taxes, assessments or governmental charges which are not due or delinquent, or the validity of which any Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;

(j) the Lien of any judgment rendered, or claim filed, against any Restricted Person which does not constitute an Event of Default and which such Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;

(k) Liens, privileges or other charges imposed or permitted by law such as statutory liens and deemed trusts, carriers’ liens, builders’ liens, workmens’ liens, mechanics’ liens, materialmens’ liens and other liens, privileges or other charges of a similar nature which relate to obligations not due or delinquent, including any lien or trust arising in connection with workers’ compensation, unemployment insurance, defined benefit pension, employment and similar laws or regulations;

(l) Liens arising in the ordinary course of and incidental to construction, maintenance or current operations which have not been filed pursuant to law against any Restricted Person or in respect of which no steps or proceedings to enforce such Lien have been initiated or which relate to obligations which are not due or delinquent or if due or delinquent, which such Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;

(m) Liens incurred or created in the ordinary course of business and in accordance with prudent oil and gas industry practice in respect of the exploration, development or operation of oil and gas properties or related production or processing facilities or the transmission of petroleum substances as security in favor of any other Person conducting or participating as a cost-bearing owner in the exploration, development, operation or transmission of the property to which such Liens relate, for any Restricted Person’s portion of the costs and expenses of such exploration, development, operation or transmission, provided that such costs or expenses are not due or delinquent or, if due or delinquent, which such Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;

(n) overriding royalty interests, net profit interests, production payments, reversionary interests and carried interests or other similar burdens on production in respect of any Restricted Person’s oil and gas properties that do not constitute debt under GAAP and are entered into with or granted by any Restricted Person to arm’s length third parties in the ordinary course of business and in accordance with oil and gas industry practice or, if not entered into with or granted by any Restricted Person, any such interest, payment or burden in existence on any Restricted Person’s interest in any oil and gas lease when that Restricted Person acquired or obtained its interest in such lease;

(o) Liens for penalties arising under non-participation provisions of operating agreements in respect of any Restricted Person’s oil and gas properties if such Liens do not materially detract from the value of any material part of the property of the Restricted Persons taken as a whole;

(p) easements, rights-of-way, servitudes, zoning, surface leases (including farming, grazing and timber leases) or other similar rights or restrictions in respect of surface property or any interest therein owned by any Restricted Person (including, without limitation, rights-of-way and servitudes for railways, roads, sewers, drains, wind turbines, pipe lines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires, lines and cables) which, either alone or in the aggregate, do not materially detract from the value of such property or materially impair its use in the operation of the business of the Restricted Persons taken as a whole;

(q) security given by the Restricted Persons to a public utility or any Governmental Authority when required by such public utility or Governmental Authority in the ordinary course of the business of the Restricted Persons in connection with operations of the Restricted Persons if such security does not, either alone or in the aggregate, materially detract from the value of any material part of the property of the Restricted Persons taken as a whole;

(r) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, grant or permit or by any statutory or regulatory provision to terminate any such lease, license, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(s) all reservations in the original grant of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

(t) any Lien from time to time disclosed by any Restricted Person to the Administrative Agent which is consented to by the Required Lenders;

(u) any right of first refusal, preferential right to purchase or similar right or option, or any consent to assignment or transfer, in favor of any Person granted in the ordinary course of business with respect to all or any of the oil and gas properties of any Restricted Person;

(v) Liens on cash or marketable securities of any Restricted Persons granted in connection with any Swap Contract permitted under this Agreement;

(w) Liens in respect of Indebtedness permitted by Sections 9.01(b), 9.01(f), 9.01(h) and Indebtedness permitted to be secured by Section 9.01(c);

(x) Liens in favor of the Administrative Agent for the benefit of the Lenders;

(y) Liens to collateralize moneys held in a cash collateral account by a lender in respect of the prepayment of bankers’ acceptances, letters of credit or similar obligations accepted or issued by such lender but only if at the time of such prepayment no default or event of default has occurred and is continuing under the credit facility pursuant to which the bankers’ acceptances or letters of credit have been accepted or issued;

(z) purchase money Liens upon or in any tangible personal property and fixtures (including real property surface rights upon which such fixtures are located and contractual rights and receivables relating to such property) acquired by any Restricted Person in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property, including any Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of any such acquisition);

(aa) the rights of gatherers under gathering contracts, processors or fractionators under processing or fractionation contracts, and buyers under production sale contracts related to any Restricted Person’s share of petroleum substances entered into in the ordinary course of business, provided that the contracts create no ownership rights (or any Lien) in favor of the buyer or any other Person in, to or over any reserves of petroleum substances or other assets of any Restricted Person, other than a dedication of gathering, processing or fractionation rights with respect to those reserves or the oil and gas production attributable thereto (not by way of Lien or absolute assignment) on usual industry terms;

(bb) Liens arising in respect of operating leases of personal property under which any Subsidiary of the Borrower that is incorporated or organized in Canada or one of the provinces thereof, are lessees;

(cc) Liens on property of a Person (including on interests in real property and leasehold interests) existing at the time such Person becomes a Restricted Subsidiary, is merged into or amalgamated or consolidated with the Borrower or any Restricted Subsidiary or Liens on any assets (including on interests in real property and leasehold interests) existing at the time such assets are acquired by a Restricted Subsidiary, provided, such Liens were in existence prior to the contemplation of such stock acquisition, merger, amalgamation, consolidation or asset acquisition and do not extend to any assets other than those of the Person so acquired or merged into or amalgamated or consolidated with the Borrower or any Restricted Subsidiary (and proceeds and products thereof) or any additional assets other than those acquired (and proceeds and products thereof);

(dd) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the preceding paragraphs (a) to (u) inclusive of this definition, so long as any such extension, renewal or replacement of such Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property), the indebtedness or obligation secured thereby is not increased (except for the purpose of paying any prepayment premium or any fees and expenses incurred in connection with any such extension, renewal or replacement) and such Lien is otherwise permitted by the applicable section above;

(ee) Liens on Margin Stock;

(ff) Liens securing obligations permitted by Section 9.01(n) on assets of the Restricted Subsidiaries which have incurred such obligations;

(gg) any Lien arising under the provisions of any oil and gas lease entered into in the ordinary course of business in which any Restricted Person has an interest; and

(hh) in addition to Liens permitted by clauses (a) through (gg) above, Liens on property or assets if the aggregate liabilities secured thereby do not exceed three and one half percent (3.5%) of Consolidated Assets;

provided that nothing in this definition shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that the Indebtedness subject to or secured by any such Permitted Lien ranks (apart from the effect of any Lien included in or inherent in any such Permitted Liens) in priority to the Obligations.

“Person” means any natural person, corporation, limited liability company, unlimited company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 8.02.

“Pro Rata Share” means, with respect to:

(a) each Tranche and each Lender under any such Tranche, a portion equal to a fraction (i) the numerator of which is the sum of (x) such Lender’s unfunded Commitment under such Tranche at such time and (y) such Lender’s aggregate outstanding Loans under such Tranche at such time and (b) the denominator of which is the sum of (x) the unfunded aggregate Commitment under such Tranche at such time and (y) the aggregate outstanding Loans under such Tranche of all Lenders under such Tranche at such time or

(b) all Tranches and all Lenders, a portion equal to a fraction (i) the numerator of which is the sum of (x) such Lender’s unfunded Commitment at such time and (y) such Lender’s aggregate outstanding Loans at such time and (b) the denominator of which is the sum of (x) the unfunded Aggregate Commitment at such time and (y) the aggregate outstanding Loans.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section8.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 12.25.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reg U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System.

“Register” has the meaning specified in Section 12.09(c).

“Related Parties” has the meaning specified in Section 12.09(g).

“Removal Effective Date” has the meaning specified in Section 11.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, on any date of determination, Lenders in the aggregate having greater than fifty percent (50%) of the sum of (x) the unfunded portion of the Aggregate Commitment on such date and (y) the aggregate outstanding principal amount of all Loans on such date; provided that the Commitments of, and the portion of the aggregate outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required 2-Year Tranche Lenders” means, as of any date of determination, Lenders holding greater than 50% of the sum of (x) the unfunded aggregate 2-Year Tranche Commitments on such date and (y) the aggregate outstanding principal amount of all Loans under the 2-Year Tranche on such date; provided that the Commitment of, and the portion of the aggregate outstanding 2-Year Tranche Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required 2-Year Tranche Lenders.

“Required 364-Day Tranche Lenders” means, as of any date of determination, Lenders holding greater than 50% of the sum of (x) the unfunded aggregate 364-Day Tranche Commitments on such date and (y) the aggregate outstanding principal amount of all Loans under the 364-Day Tranche on such date; provided that the Commitment of, and the portion of the aggregate outstanding 364-Day Tranche Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required 364-Day Tranche Lenders.

“Rescindable Amount” has the meaning specified in Section 4.05(c).

“Resignation Effective Date” has the meaning specified in Section 11.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president, vice president — accounting, vice president — corporate finance, vice president —finance, or treasurer of a Loan Party and, solely for purposes of (i) certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of a Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority or capacity of another Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party, any secretary or assistant secretary of the applicable Loan Party and (ii) notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Restricted Person” means any of the Borrower and the Restricted Subsidiaries.

“Restricted Subsidiary” means Devon Oklahoma and any other Material Subsidiary of the Borrower.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global, Inc., and any successor thereto.

“Sanction(s)” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including, without limitation, those administered by OFAC or the U.S. Department of State), the Canadian government, the European Union, His Majesty’s Treasury (“HMT”), the United Nations Security Council or any European Union member state.

“Scheduled Unavailability Date” has the meaning specified in Section 5.03(b)(ii).

“SDN List” means the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT or any similar list enforced by the European Union or the Canadian government.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Filings” has the meaning specified in Section 7.06.

“Shareholder Controlled Person” has the meaning specified in the definition of “Change of Control.”

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means, (a) with respect to Daily Simple SOFR, 0.10% (10 Basis Points); and (b) with respect to Term SOFR, 0.10% (10 Basis Points).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that (a) associations, joint ventures or other relationships (i) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (ii) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (iii) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties, transportation and related facilities and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person, and (b) associations, joint ventures or other relationships (i) which are not corporations or partnerships under applicable provincial Law, and (ii) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties, transportation and related facilities and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 5.03(b).

“Supported QFC” has the meaning specified in Section 12.25.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided that, for the avoidance of doubt, the obligations under that certain Synthetic Lease Financing Facility dated as of June 19, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time) by and among Block W, L.L.C., as lessee, Borrower, as synthetic lease guarantor, Banc of America Leasing & Capital, LLC, as lessor and as the arranger, and the other participants from time to time party thereto related to that certain 27-story Class A office building completed in 2018, located at 499 Sheridan Avenue in Oklahoma City, Oklahoma and any refinancings, amendment and restatements, renewals or replacements thereof, shall be treated as Synthetic Lease Obligations.

“Target” means Grayson Mill Intermediate HoldCo II, LLC and Grayson Mill Intermediate HoldCo III, LLC and each of their Subsidaries (as defined in the Acquisition Agreement).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions in clauses (a) or (b) of this definition would otherwise be less than 0%, then Term SOFR shall be deemed 0% for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning set forth in Section 5.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of a Reportable Event; (b) the withdrawal by the Borrower or any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (d) the filing of a notice of intent to terminate any ERISA Plan or Multiemployer Plan or the treatment of any ERISA Plan amendment or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution of proceedings to terminate any ERISA Plan or Multiemployer Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA; (f) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (h) the imposition of a Lien under ERISA against the Borrower or any ERISA Affiliate with respect to any ERISA Plan or Multiemployer Plan.

“Threshold Amount” means at any time, the greater of $250,000,000 and 2.5% of Consolidated Net Worth determined as of the end of the most recent Fiscal Quarter.

“Ticking Fee” has the meaning specified in Section 4.02(a).

“Ticking Fee Accrual Period” has the meaning specified in Section 4.02(a).

“Total Capitalization” means the sum (without duplication) of (i) Consolidated Total Funded Debt plus (ii) the Borrower’s consolidated shareholders’ equity. Total Capitalization shall be calculated excluding non-cash write-downs and related charges which are required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X promulgated by SEC Regulation, or by GAAP.

“Trade Date” has the meaning specified in Section 12.09(b)(i)(B).

“Tranche” means (a) individually or collectively, as the context may require, the 364-Day Tranche and 2-Year Tranche, (b) with respect to Commitments, whether such Commitments are 364-Day Tranche Commitments or 2-Year Tranche Commitments, (c) with respect to Loans, whether such Loans are under the 364-Day Tranche or the 2-Year Tranche and (d) with respect to Lenders, whether such Lenders are 364-Day Tranche Lenders or 2-Year Tranche Lenders.

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncontested Portion” means, with respect to any Swap Termination Value or any Synthetic Lease Obligation, the amount thereof that is not being contested by the Borrower or one of its Subsidiaries diligently in good faith.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is not a Restricted Subsidiary.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning specified in Section 12.25.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.01(e)(ii)(B)(3).

“Voting Stock” has the meaning specified in the definition of “Change of Control”.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in

GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding the effectiveness of any change in GAAP after the date hereof.

1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant and subject to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.08. Types of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “2-Year Tranche Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR 2-Year Tranche Loan”). Borrowings also may be classified and referred to by Class (e.g., a “2-Year Tranche Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR 2-Year Tranche Borrowing”).

ARTICLE 2.

COMMITMENTS AND LOANS

2.01. Loans.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans in Dollars (each, a “Loan” and collectively, the “Loans”) in a single draw on the Funding Date in an amount not to exceed:

(i) with respect to the 364-Day Tranche, for any such Lender, its 364-Day Tranche Commitment at such time (such loans, the “364-Day Tranche Loans”); and

(ii) with respect to the 2-Year Tranche, for any such Lender, its 2-Year Tranche Commitment at such time (such loans, the “2-Year Tranche Loans”).

(b) The Borrowing of Loans shall be allocated among the Tranches as specified in a Loan Notice. Amounts borrowed under Section 2.01(a) and repaid or prepaid may not be reborrowed. The Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided, however, any Borrowing made on the Funding Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than one (1) Business Day prior to the date of such Borrowing.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to (except as provided in Section 5.03 and provided that such request of Borrowing delivered by the Borrower may state that such request is conditioned upon the occurrence of the Closing (as defined in the Acquisition Agreement), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of such Borrowing) if such condition is not satisfied) the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) one Business Day prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) the Tranche selected, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If the Borrower fails to timely deliver a notice of a conversion or continuation with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be automatically continued as a SOFR Borrowing with an Interest Period as in effect during the existing Interest Period. Any such continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loan.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 6.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g) With respect to SOFR and Term SOFR, the Administrative Agent will have the right, subject to the consultation rights of the Borrower referenced in the definition of Conforming Changes, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03. [Reserved].

2.04. [Reserved].

2.05. [Reserved].

2.06. Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to any date of prepayment of Term SOFR Loans and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche to be prepaid, and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 5.05. Each such prepayment shall be applied to the Loans under the applicable Tranche outstanding at the direction of the Borrower and will be applied to the outstanding Loans under such Tranche of each Lender in accordance with their respective Pro Rata Shares of such Tranche.

2.07. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the account of the Lenders on the applicable Maturity Date the aggregate principal amount of the Loans of the applicable Tranche and all other Obligations owing to the Lenders outstanding on such date.

ARTICLE 3.

[Reserved]

ARTICLE 4.

GENERAL PROVISIONS APPLICABLE TO SENIOR

CREDIT FACILITY

4.01. Interest on Loans.

(a) Subject to the provisions of subsection (d) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof for the Interest Period therefor at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) [Reserved].

(c) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the rate two percent (2%) above the rate that was applicable to such Loan before a principal payment on such Loan became past due, to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Base Rate plus two percent (2%) to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

4.02. Fees.

(a) Ticking Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender, a ticking fee (the “Ticking Fee”) in an amount equal to 0.15% on the amount of the Commitment of such Lender, which shall accrue during the period from (a) the date that is ninety (90) days after the Effective Date to but excluding (b) the earlier of (i) the Funding Date and (ii) the date on which the Commitment of such Lender terminates (such period, the “Ticking Fee Accrual Period”) pursuant to the terms of this Agreement. Accrued Ticking Fees shall be payable in arrears on the last day of the Ticking Fee Accrual Period.

(b) Other Fees. The Borrower shall pay to the Joint Lead Arrangers, the Administrative Agent and the Lenders for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

4.03. Computation of Interest and Fees on Loans. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest on Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 4.05(a), bear interest for one day.

4.04. Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained with respect to the Borrower by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the Register and corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

4.05. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office, in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent or the Administrative Agent’s office, as applicable, will promptly distribute to each applicable Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Funding by Lenders; Presumption by Administrative Agent. Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each applicable Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 4, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article 6 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans under each applicable Tranche and to make payments pursuant to Section 11.08 are several and not joint. The failure of any Lender to make any Loan under the applicable Tranche, to fund any such participation or to make any payment under Section 11.08 on any date required hereunder shall not relieve any other Lender under the applicable Tranche of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.08.

(f) [Reserved].

(g) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(h) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

4.06. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans of any Tranche made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in the Loans made by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the applicable purchasing Lender under any of the circumstances described in Section 12.08 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from the other Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.11) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this subsection and will in each case notify the applicable Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this subsection shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

4.07. [Reserved].

4.08. [Reserved].

4.09. [Reserved].

4.10. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.11. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 4.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 4.02(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share of the applicable Tranche, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

4.11. Termination or Reduction of Commitments.

(a) During the Availability Period for any Tranche, the Borrower may, upon notice to the Administrative Agent, terminate or permanently reduce the unused portions of the Commitments of the Lenders under such Tranche; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. two Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the unused portions of the Commitments of the Lenders under such Tranche. Any reduction of the unused portions of the Commitments of the Lenders under such Tranche shall be applied to the Commitment of each Lender according to such Lender’s Pro Rata Share.

(b) Unless previously terminated, the Commitments shall automatically terminate on the earlier of (i) the Funding Date after giving effect to the funding of each Lender’s Commitments on such date and (ii) the Commitment Termination Date.

ARTICLE 5.

TAXES, YIELD PROTECTION AND ILLEGALITY

5.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Indemnification by Loan Parties. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Indemnification by the Lenders. Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.09(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 5.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.01(e)(ii)(A), 5.01(e)(ii)(B) and 5.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) On or before the date on which Bank of America, N.A. (and any successor or replacement Administrative Agent) becomes the Administrative Agent under this Agreement, it shall deliver to the Borrower two executed copies of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax.

(iv) Each Lender and the Administrative Agent agree that if any form or certification it previously delivered pursuant to this Section 5.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 5.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 5.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

5.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

5.03. Inability to Determine Rates; Market Disruption.

(a) Market Disruption; SOFR. If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 5.03(b), and the circumstances under clause (i) of Section 5.03(b) or the Scheduled Unavailability Date has occurred (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 5.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that if:

(i) adequate and reasonable means do not exist for ascertaining one (1) month, three (3) month and six (6) month interest periods (as applicable) of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one (1) month, three (3) month and six (6) month interest periods (as applicable) of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which such one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a time and date determined by Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the applicable SOFR Adjustment for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis on the date that is the monthly anniversary of the applicable Borrowing.

Notwithstanding anything to the contrary herein, (x) if Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (y) if the events or circumstances of the type described in clauses (i) or (ii) above have occurred with respect to Daily Simple SOFR or the Successor Rate then in effect, then in each case, Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing Term SOFR, Daily Simple SOFR, and/or any then current Successor Rate in accordance with this Section 5.03 at the end of any Interest Period, relevant interest payment date or any payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to such amendment.

(c) Notice and Implementation.

(i) Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

(ii) Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent in consultation with the Borrower.

(iii) Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

(iv) In connection with the implementation of a Successor Rate, Administrative Agent will have the right, subject to the consultation rights of the Borrower referenced in the definition of Conforming Changes, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

5.04. Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of a Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loans or (as the case may be) or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (excluding for purposes of this subsection (a), any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes), then from time to time within 20 days following delivery by such Lender of a certificate described in Section 5.06 (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that a Change in Law regarding capital adequacy or liquidity or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

5.05. Compensation for Losses. Within 20 days following delivery by any Lender of a certificate described in Section 5.06, upon demand of such Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 12.17;

excluding any loss of anticipated profits but including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

5.06. Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article 5 and setting forth in reasonable detail the manner in which the additional amount or amounts to be paid to it hereunder and the basis and calculation thereof were determined and certifying that the Administrative Agent or such Lender is generally charging such amounts to similarly situated borrowers under comparable credit facilities shall be delivered to the Borrower and shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. The Borrower may reasonably request copies of documentation supporting such methods.

(b) Upon any Lender’s making a claim for compensation under Section 5.01 or 5.04 or providing a notice under Section 5.02, the Borrower may replace such Lender in accordance with Section 12.17.

(c) Notwithstanding any other provision of this Agreement to the contrary, no Borrower shall be under any obligation to compensate the Administrative Agent or any Lender under Section 5.01, 5.04 or 5.05 with respect to any request to be compensated for any losses, costs, expenses or other amounts relating to any period prior to the date that is 180 days prior to such request if such Lender or the Administrative Agent, as the case may be, knew of the circumstances giving rise to such losses, costs, expenses or amounts.

5.07. Mitigation Obligations. If any Lender requests compensation under Section 5.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.04 or Section 5.01, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.08. Survival. All of the Borrower’s obligations under this Article 5 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 6.

CONDITIONS PRECEDENT

6.01. Conditions to Effectiveness of this Agreement. This Agreement is being executed and delivered on the Effective Date and shall become effective upon the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s (or its counsel’s) receipt of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement, in the number reasonably requested by the Administrative Agent;

(ii) a Note executed by Borrower, as applicable in favor of each Lender requesting a Note, to the extent requested at least 3 Business Days prior to the Effective Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which Borrower is a party;

(iv) such documents and certificates as the Administrative Agent may reasonably require to evidence that Borrower is duly organized or formed, validly existing and in good standing issued by appropriate public officials of the jurisdiction of its organization or formation;

(v) a favorable opinion of Kirkland and Ellis LLP, counsel to the Borrower addressed to the Administrative Agent and each Lender, as to the matters concerning the Borrower and the Loan Documents; and

(vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 6.02(a) have been satisfied (on and as of the Effective Date rather than the date of such Borrowing), (B) no Default shall exist and be continuing, and (c) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) (i) All documentation and other information as the Lenders may require in order to enable compliance with applicable AML/KYC Laws, including the Act, shall have been delivered 3 Business Days prior to the Effective Date to the extent requested by the Lenders not less than 7 Business Days prior to the Effective Date and (ii) a Beneficial Ownership Certification for any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have been delivered 3 Business Days prior to the Effective Date, to each Lender that so requests not less than 7 Business Days prior to the Effective Date.

(c) A true, correct and complete copy of the Acquisition Agreement, and all material documents executed in connection therewith shall have been delivered to the Administrative Agent.

(d) Any fees required to be paid on or before the Effective Date pursuant to this Agreement and the Fee Letter shall have been paid (in the case of expenses, to the extent invoiced at least two (2) Business Days prior to the Effective Date).

(e) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent; and provided further that, as used in this Section 6.01(e), “Attorney Costs” shall include all fees, expenses and disbursements of only one law firm constituting counsel to the Administrative Agent.

Without limiting the generality of the provisions of the last paragraph of Section 11.03, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

6.02. Conditions to Funding Date. The obligations of each Lender to make any Loan requested to be made by it on the Funding Date are subject solely to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party (i) which are contained in Article 7 (other than Section 7.14), or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(b) No Default shall exist, or would result from such proposed Borrowing.

(c) The Acquisition shall have been consummated, or will be consummated substantially concurrently with the funding of the Loans on the Funding Date, in accordance with the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended, supplemented or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder, by the Borrower or any of its Subsidiaries, if such amendment, supplementation, modification, waiver or consent would be materially adverse to the interests of the Lenders (in their capacities as such) without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(d) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions set forth in Section 6.02(c) have been satisfied.

(e) The Administrative Agent shall have received a Loan Notice submitted by the Borrower, which shall be deemed to be a representation and warranty that the conditions specified in Sections 6.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, the Borrower represents and warrants to each Lender with respect to all of the following matters that:

7.01. [Reserved].

7.02. Organization and Good Standing. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing (or equivalent status in any foreign jurisdiction) and authorized to do business in all other jurisdictions within the United States where the failure to so qualify would have a Material Adverse Effect. Each Restricted Person has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted in each jurisdiction outside the United States where the failure to take such actions or procedures would have a Material Adverse Effect.

7.03. Authorization. The Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to make Borrowings.

7.04. No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not conflict with any provision of (A) any Law, (B) the Organization Documents of any Restricted Person, or (C) any agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person unless with respect to clause (A) and clause (C) above such conflict would not reasonably be expected to have a Material Adverse Effect, or result in the acceleration of any Indebtedness owed by any Restricted Person which would reasonably be expected to have a Material Adverse Effect, or result in or require the creation of any Lien upon any assets or properties of any Restricted Person which would reasonably be expected to have a Material Adverse Effect, except as expressly contemplated or permitted in the Loan Documents. Except (A) as expressly contemplated in the Loan Documents or (B) for any filings required for compliance with any applicable requirements under securities laws or a national securities exchange, no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents, unless failure to obtain such consent, approval, authorization or order or provide such notice or filing would not reasonably be expected to have a Material Adverse Effect.

7.05. Enforceable Obligations.This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by applicable Debtor Relief Laws.

7.06. Full Disclosure. To the best of the Borrower’s knowledge and belief, no certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made; provided that all such information is to be viewed in conjunction with all reports, statements, schedules and other information included in filings made by the Borrower and its Subsidiaries with the SEC (collectively, “SEC Filings”).

7.07. Litigation. Except as disclosed in the SEC Filings or in the Disclosure Schedule or a Disclosure Report there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of the Borrower threatened, against any Restricted Person before any Governmental Authority as to which there is a reasonable possibility of an adverse determination that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

7.08. ERISA Plans and Liabilities. No Termination Event when taken together with all other Termination Events, would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Annual Report on Form 10-K or the Quarterly Report on Form 10-Q of the Borrower filed with the SEC, (i) no “at-risk status” (as defined in Section 430(i)(4) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, (ii) the total amount of withdrawal liability that would be incurred by the Borrower or any ERISA Affiliates upon their complete withdrawal from all Multiemployer Plans would not reasonably be expected to have a Material Adverse Effect, and (iii) the total present value of all unfunded benefit liabilities within the meaning of Title IV of ERISA of all ERISA Plans (based upon the actuarial assumptions used to fund each such ERISA Plan) would not, as of the respective annual valuation dates for the most recently ended plan year of each such ERISA Plan, reasonably be expected to have a Material Adverse Effect.

7.09. Environmental and Other Laws. Except as disclosed in the Disclosure Schedule, Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws, unless failure to so comply would not reasonably be expected to have a Material Adverse Effect; none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, unless such remedial action would not reasonably be expected to have a Material Adverse Effect; and no Restricted Person (and to the best knowledge of the Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person, unless such failure to so comply or such improper release, storage or disposal would not reasonably be expected to have a Material Adverse Effect.

7.10. Material Subsidiaries. As of the date hereof, the Borrower does not have any Material Subsidiary except those listed in the Disclosure Schedule, and the Borrower owns, directly or indirectly, the equity interest in each of its Material Subsidiaries which is indicated in the Disclosure Schedule.

7.11. Use of Proceeds; Margin Stock. The proceeds of the Borrowings will be used to fund a portion of the cash consideration of the Acquisition (including payment of fees and expenses in connection therewith), not in contravention of any Law or of any Loan Document. The Borrower is not engaged or will engage, principally or as one of its important activities, in extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Reg U).

7.12. Government Regulation. No Restricted Person owing Obligations is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

7.13. Solvency. Upon giving effect to the Borrowing on the Funding Date, the execution of each Loan Document by the Borrower and the consummation of the transactions contemplated hereby, the Borrower will be solvent (as such term is used in applicable Debtor Relief Laws).

7.14. No Material Adverse Effect. As of the Effective Date, there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.15. OFAC. Neither the Borrower or any Subsidiary of the Borrower, nor, to the knowledge of the Borrower or any its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned 50% or more or controlled by any individual or entity that: (i) is currently the target of any Sanctions, (ii) included on the SDN List or (iii) is permanently located, organized or residing in any Designated Jurisdiction. The Borrower is in compliance in all material respects with the Sanctions. No Borrowing, nor the proceeds from any Borrowing, has been used, directly or to the knowledge of the Borrower, indirectly, to lend, contribute, provide or be otherwise made available (i) to fund any activity or business in any Designated Jurisdiction that would cause a violation of the Sanctions, (ii) to any Person on the SDN List in violation of Sanctions or (iii) to any Person who is the target of any other Sanctions in violation of Sanctions.

7.16. Anti-Corruption, Anti-Terrorism Laws. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries are in compliance in all material respects with such Anti-Corruption Laws, such applicable Sanctions and the applicable provisions of the Act.

ARTICLE 8.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or interest thereon or fee owed hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall cause each applicable Restricted Subsidiary to, comply with the following covenants:

8.01. [Reserved].

8.02. Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. The Borrower will furnish the following statements and reports to Administrative Agent at the Borrower’s expense:

(a) Within five (5) Business Days of being filed with the SEC, and in any event within ninety (90) days after the end of each Fiscal Year, complete consolidated financial statements of the Borrower for such Fiscal Year, together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by KPMG, or other independent certified public accountants selected by the Borrower and reasonably acceptable to Administrative Agent, stating that such consolidated financial statements have been so prepared. These financial statements shall contain a consolidated balance sheet as of the end of such Fiscal

Year and consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, together with each such set of financial statements, the Borrower will furnish to Administrative Agent a Compliance Certificate signed by a Responsible Officer of the Borrower, stating that such financial statements are accurate and complete, stating that such Person has reviewed or caused to be reviewed the Loan Documents, containing all calculations required to be made to show compliance or non-compliance with the provisions of Section 9.08 at the end of such Fiscal Year, and further stating that to such Person’s best knowledge there is no condition or event at the end of such Fiscal Year or at the time of such certificate which constitutes a Default or, if a Default exists, specifying the nature and period of existence of any such condition or event.

(b) Within five (5) Business Days of being filed with the SEC, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of each Fiscal Year), beginning with the Fiscal Quarter ending on September 30, 2024, the Borrower’s consolidated and consolidating balance sheet and income statement as of the end of such Fiscal Quarter and a consolidated statement of cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition the Borrower will, together with each such set of financial statements, furnish a Compliance Certificate signed by a Responsible Officer of the Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that such Person has reviewed or caused to be reviewed the Loan Documents, containing all calculations required to be made by the Borrower to show compliance or non-compliance with the provisions of Section 9.08 and further stating that to such Person’s best knowledge there is no condition or event at the end of such Fiscal Quarter or at the time of such certificate which constitutes a Default or if a Default exists, specifying the nature and period of existence of any such condition or event.

(c) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Borrower to its stockholders and all registration statements, periodic reports and other statements and schedules filed by the Borrower with any securities exchange, the SEC or any similar Governmental Authority, including any information or estimates with respect to the Borrower’s oil and gas business (including its exploration, development and production activities) which are required to be furnished in the Borrower’s annual report pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, other than Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any financial statements or other information included in such reports to the extent furnished pursuant to Section 8.02(a) or (b); provided, however, that no financial statements, reports, notices, proxy statements, registration statements or any other documents or information shall be required to be furnished pursuant to this Section 8.02(c) to the extent that they are available on the SEC’s EDGAR database.

Documents required to be delivered pursuant to this Section 8.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding any provision or implication herein to the contrary, the Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC”.

The Borrower shall be deemed to have satisfied their respective obligations hereunder to provide notices and information to the Lenders by providing such notices and information to the Administrative Agent for distribution to the Lenders.

8.03. Other Information and Inspections. Each Restricted Person will furnish to each Lender any information which Administrative Agent may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with such Persons’ businesses and operations. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, and attorneys) to visit and inspect upon prior written notice during normal business hours, at the Administrative Agent’s expense (except during the continuance of an Event of Default), any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives; provided that unless an Event of Default shall have occurred and be continuing, inspections of facilities and business assets shall occur no more frequently than once per calendar year. Notwithstanding anything to the contrary herein, the Borrower or any Subsidiary of the Borrower shall not be required to disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (of their respective representatives or contractors)) is prohibited by applicable Law or any Contractual Obligation, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

8.04. Notice of Material Events. The Borrower will notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, within five (5) Business Days after a Responsible Officer of the Borrower becomes aware, the occurrence of any Default.

8.05. Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all property used or useful in the conduct of its business in good condition, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.06. Maintenance of Existence and Qualifications. Subject to Section 9.03, the Borrower will maintain and preserve its existence; each other Restricted Person will maintain and preserve its existence except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect; and each Restricted Person will maintain its rights and franchises in full force and effect except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect and will qualify to do business in all states, provinces or jurisdictions where the failure so to qualify will have a Material Adverse Effect.

8.07. Payment of Taxes, etc. Each Restricted Person will timely file all required U.S. federal and other material tax returns; timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; and maintain appropriate accruals and reserves for all of the foregoing in all material respects in accordance with GAAP; provided, each Restricted Person may, however, delay paying or discharging any of the foregoing or fail to file any return so long as (i) it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor, or (ii) the failure to pay or discharge such tax (or file any return with respect thereto) would not reasonably be expected to result in a Material Adverse Effect or a Lien that would violate Section 9.01.

8.08. Insurance. Each Restricted Person will keep or cause to be kept insured in accordance with industry standards.

8.09. Compliance with Law. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.10. [Reserved].

8.11. Use of Proceeds. The Borrower shall use the proceeds of the Borrowings to fund a portion of the Acquisition (including payment of fees and expenses in connection therewith) not in contravention in any material respect of any Law (including any Anti-Corruption Law or applicable Sanction) or of any Loan Document. If proceeds of the Borrowings are used for a purpose which is governed by Reg U, the Borrower shall comply with Reg U in all respects.

8.12. Guarantors. At its option, the Borrower may designate any Domestic Subsidiary as a Guarantor by giving the Administrative Agent revocable written notice thereof, and promptly after such notification (and in any event within ten (10) Business Days), cause such Domestic Subsidiary to (a) become a Guarantor by executing and delivering to the Administrative Agent a guaranty substantially in the form of Exhibit G hereto or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent, with respect to such Guarantor, documents of the types referred to in clauses (iii) and (iv) of Section 6.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the preceding clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

8.13. Anti-Corruption; Sanctions. The Borrower and its Subsidiaries will maintain and enforce policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and applicable Sanctions that are reasonable and appropriate in light of their respective businesses and international activities.

ARTICLE 9.

NEGATIVE COVENANTS OF THE BORROWER

So long as any Lender shall have any Commitment hereunder, any Loan or interest thereon or any fee hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

9.01. Indebtedness. No Restricted Subsidiary will in any manner owe or be liable for Indebtedness except:

(a) the Obligations;

(b) purchase money Indebtedness to finance the acquisition, design, construction, installation, repair, alteration, replacement, expansion or improvement, or capital lease of assets (including equipment, but excluding oil, gas or mineral leases) entered into in the ordinary course of such Restricted Subsidiary’s business in arm’s length transactions on market terms (including rate) and conditions in all respects;

(c) unsecured Indebtedness owed among the Borrower and its Subsidiaries, excluding any Indebtedness owed by a Restricted Subsidiary to an Unrestricted Subsidiary that has been transferred, assigned or pledged to a Person other than the Borrower or a Subsidiary of the Borrower; provided that Indebtedness owed by any such Subsidiary to the Borrower may be secured by any and all assets of such Subsidiary;

(d) guaranties by one Restricted Subsidiary of liabilities owed by another Restricted Person, if such liabilities either are not Indebtedness or are allowed under subsections (a), (b) or (c) of this Section 9.01;

(e) Indebtedness of the Restricted Subsidiaries for plugging and abandonment bonds or for letters of credit issued in place thereof which are required by regulatory authorities in the area of operations, and Indebtedness of the Restricted Subsidiaries for other bonds or letters of credit which are required by such regulatory authorities with respect to other normal oil and gas operations;

(f) non-recourse Indebtedness as to which no Restricted Person provides any guaranty or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as a guarantor or otherwise); provided, that after giving effect to such Indebtedness outstanding from time to time, the Borrower is not in violation of Section 9.08;

(g) Indebtedness of a Guarantor that is subordinated to the Obligations of the Guarantor on terms which, in the reasonable opinion of the Administrative Agent, are customary for such Indebtedness or are otherwise acceptable;

(h) Acquired Debt;

(i) Indebtedness under Swap Contracts;

(j) Indebtedness relating to the surety bond and letter of credit obligations (including replacements thereof) listed on the Disclosure Schedule and Indebtedness relating to the undrawn amount of surety bonds and letters of credit (exclusive of the surety bonds and letter of credit obligations listed on the Disclosure Schedule and replacements thereof) incurred in the ordinary course of business not to exceed 2% of Consolidated Assets at any time;

(k) Indebtedness (i) under unsecured overdraft lines of credit or for working capital purposes with financial institutions and (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds;

(l) Indebtedness outstanding on the Effective Date or thereafter incurred pursuant to funding commitments in existence on the Effective Date and listed in the Disclosure Schedule, as the same may be amended, supplemented or modified from time to time or extended, renewed, restructured, refinanced or replaced, so long as no Restricted Subsidiary increases (except for the purpose of paying any prepayment premium or any fees and expenses incurred in connection with such extension, renewal, restructuring, refinancing or replacement) the aggregate principal amount thereof for which such Restricted Subsidiary (or any other Restricted Subsidiary) is then or may thereafter become liable;

(m) Indebtedness of Restricted Subsidiaries that are Guarantors to the extent the Borrower is in compliance with the terms of Section 9.08 at the time such Indebtedness is incurred;

(n) Indebtedness of the Restricted Subsidiaries owed to a Guarantor arising under securities purchase or repurchase agreements between such Persons, which relate to securities evidencing equity interests in the Subsidiaries;

(o) miscellaneous items of Indebtedness of all Restricted Subsidiaries not otherwise permitted in subsections (a) through (n) which do not exceed at any one time an aggregate outstanding amount equal to the greater of $800,000,000 and five percent (5%) of Consolidated Net Worth determined as of the end of the most recent Fiscal Quarter; and

(p) extensions, refinancing, renewals, replacements or refundings (and successive extensions, refinancing, renewals, replacements or refundings), in whole or in part, of the Indebtedness permitted by this Section 9.01, which, in the case of any such extension, refinancing, renewal, replacement or refunding, does not increase the principal amount of the Indebtedness being extended, refinanced, renewed, replaced or refunded, other than amounts incurred to pay the underwriting discounts, costs, commissions and other reasonable amounts paid, and fees and expenses (including upfront fees, original issue discount or initial yield payments) incurred, in connection with such extension, refinancing, renewal, replacement or refunding and to pay interest and premium, if any, with respect to the Indebtedness being extended, refinanced, renewed, replaced or refunded.

9.02. Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

9.03. Fundamental Changes. The Borrower shall not liquidate or dissolve, consolidate with or merge or amalgamate with or into any other Person or convey, transfer or lease its properties and assets substantially (including, in each case, pursuant to a Delaware LLC Division) as an entirety unless:

(a) (i) in the case of a merger or amalgamation, the Borrower is the surviving entity; or

(ii) the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, partnership, limited liability company or trust, shall (x) be organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, (y) (A) have non-credit enhanced, senior unsecured long-term Indebtedness rated “investment grade” by S&P or Moody’s (or, in the event the Borrower did not have non-credit enhanced, senior unsecured long-term Indebtedness rated “investment grade” by S&P or Moody’s immediately preceding such transaction, such Person shall have non-credit enhanced, senior unsecured long-term Indebtedness that is not rated lower by S&P or Moody’s than S&P’s or Moody’s ratings, respectively, of the Borrower’s non-credit enhanced, senior unsecured long-term Indebtedness immediately preceding such transaction), or (B) (1) have been formed solely for the purpose of effecting a change in the domicile of the Borrower by merger and (2) after giving effect to such merger, satisfy the requirements of clause (y)(A), and (z) expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the obligations of the Borrower hereunder, including the due and punctual payment of the principal of and interest on all the Loans, and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed; and

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

9.04. [Reserved].

9.05. [Reserved].

9.06. Sanctions. Permit any Borrowing or the proceeds of any Borrowing, directly or to the knowledge of the Borrower, indirectly, to be lent, contributed or otherwise made available (i) to fund any activities of or business with any Person (including, any individual, or entity), or in any Designated Jurisdiction, that is at the time of such funding, subject of Sanctions, except to the extent permitted for a Person required to comply with Sanctions or (ii) for any purpose that would violate any Anti-Corruption Law or Sanctions.

9.07. Prohibited Contracts. Except as expressly provided in the Loan Documents and documents and instruments evidencing or governing Acquired Debt, no Restricted Person will, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Subsidiary to make Restricted Payments to the Borrower or otherwise to transfer property to the Borrower, other than any limitation which would not be reasonably expected to materially impair the ability of the Borrower to perform its monetary obligations hereunder.

9.08. Funded Debt to Total Capitalization. The ratio of the Borrower’s Consolidated Total Funded Debt to the Borrower’s Total Capitalization will not exceed sixty-five percent (65%) at the end of any Fiscal Quarter.

ARTICLE 10.

EVENTS OF DEFAULT AND REMEDIES

10.01. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) The Borrower or any Guarantor fails to pay any principal component of any Obligation payable by it when due and payable or fails to pay any interest thereon or fee payable by it within five (5) Business Days after the date when due and payable or fails to pay any other Obligation within ten (10) Business Days after the date when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) The Borrower or any Guarantor fails (other than as referred to in subsection (a) above) to (i) duly comply with Section 8.04 or 8.11 of this Agreement or (ii) duly observe, perform or comply with any other covenant or agreement of any Loan Document, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to the Borrower;

(c) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person (i) in any Loan Document, any Loan Notice or the most recent Compliance Certificate delivered to Administrative Agent, or (ii) in any other document furnished at any time under or in connection herewith or therewith that specifically states therein that such representations and warranties are being made for the benefit of the Lenders and the Administrative Agent, shall (in the case of any representation or warranty described in clause (i) or (ii) immediately preceding) prove to have been false or incorrect in any material respect on any date on or as of which made, provided that if such falsity or lack of correctness is capable of being remedied or cured within a 30-day period, the Borrower shall (subject to the other provisions of this Section 10.01) have a period of 30 days after written notice thereof has been given to the Borrower by Administrative Agent within which to remedy or cure such falsity or lack of correctness; or this Agreement, any Note, or Guaranty executed by any Guarantor is asserted to be or at any time ceases to be valid, binding and enforceable in any material respect as warranted in Section 7.05 for any reason other than in accordance with its terms or its release or subordination by Administrative Agent;

(d) Any Restricted Person (i) fails to duly pay any Indebtedness in an aggregate amount in excess of $250,000,000 constituting principal or interest owed by it with respect to borrowed money or money otherwise owed under any note, bond, or similar instrument, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, other than a breach or default described in clause (i) above, and any such failure, breach or default under this clause (ii) results in the acceleration of such Indebtedness; provided that notwithstanding any provision of this subsection (e) to the contrary, to the extent that the terms of any such agreement or instrument governing the sale, pledge or disposal of Margin Stock or utilization of the proceeds of such Indebtedness in connection therewith would result in such acceleration and in a Default or an Event of Default under this Agreement, and would cause this Agreement or any Loan to be subject to the margin requirements or any other restriction under Reg U, then such acceleration shall not constitute a Default or Event of Default under this subsection (e);

(e) Either of the following occurs: (i) a Termination Event occurs and the total amount of liability that would be incurred by the Borrower and its ERISA Affiliates would reasonably be expected to exceed the Threshold Amount, (ii) a Termination Event occurs and the total present value of all unfunded benefit liabilities within the meaning of Title IV of ERISA of all ERISA Plans (based upon the actuarial assumptions used to fund each such Plan) would reasonably be expected to exceed the Threshold Amount.

(f) Any Change of Control occurs;

(g) The Borrower, any Guarantor or any other Restricted Person having assets with a book value equal to or greater than the Threshold Amount:

(i) institutes or consents to the institution of any proceeding, application arrangement, compromise, scheme or other action under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, custodian, monitor, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, receiver- manager, trustee, custodian, monitor, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property having a book value equal to or greater than the Threshold Amount is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(ii) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(iii) suffers a writ or warrant of attachment or similar process to be issued by any Governmental Authority against all or any part of its property having a book value equal to or greater than the Threshold Amount, and such writ or warrant of attachment or any similar process is not stayed or released within 60 days after the entry or levy thereof or after any stay is vacated or set aside; or

(iv) there is entered against any such Person a final judgment or order for the payment of money in an aggregate amount that exceeds (x) the valid and collectible insurance in respect thereof or (y) the amount of an indemnity with respect thereto reasonably acceptable to the Required Lenders by the Threshold Amount or more, unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained.

10.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

10.03. [Reserved].

10.04. Application of Funds. After the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 5) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article 5), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 11.

ADMINISTRATIVE AGENT

11.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiaries of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

11.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.02 and 12.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.06. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which at all times other than during the existence of an Event of Default shall be selected by the Borrower in its reasonable discretion in consultation with the Required Lenders. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor, which at all times other than during the existence of an Event of Default shall be selected by the Borrower in its reasonable discretion in consultation with the Required Lenders. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 5.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as

applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.08 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

11.07. Non-Reliance on the Administrative Agent, the Joint Lead Arrangers and the Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor Joint Lead Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Joint Lead Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Joint Lead Arrangers to any Lender as to any matter, including whether the Administrative Agent or the Joint Lead Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and represents to the Administrative Agent and the Joint Lead Arrangers that it has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

11.08. Indemnification of Administrative Agent, Etc. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand any Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that such

Indemnified Liabilities were incurred by or asserted against the Administrative Agent, provided, however, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders or all the Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent. As used in this Section 11.08, “Indemnified Liabilities” means the “Indemnified Liabilities” as defined in Section 12.05.

11.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.02 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver-manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 4.02 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.10. Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under its Guaranty upon consummation of any transaction or related series of transactions not prohibited under this Agreement if as a result thereof such Guarantor shall cease to be a Subsidiary of the Borrower. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor pursuant to this Section 11.10.

11.11. Arrangers and Managers. None of the Persons identified on the cover page or signature pages of this Agreement as a “bookrunner”, “joint lead arranger” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of any such Person that is also a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.12. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

11.13. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one (1) of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one (1) or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one (1) or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE 12.

MISCELLANEOUS

12.01. Amendments, Etc. Subject to Section 5.03 and the last paragraph of this Section 12.01, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the direction of the Required Lenders) and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 6.01(a) without the written consent of each Lender directly affected thereby;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 6.02 as to any Borrowing under a particular Tranche without the written consent of the Required 2-Year Tranche Lenders or the Required 364-Day Tranche Lenders, as the case may be;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest or fees due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to waive or amend any obligation of Borrower to pay interest at the rate provided herein for past due Obligations;

(f) change Section 4.06 or Section 10.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(g) change the order of application of any reduction in the Commitments or any prepayment of Loans among the Tranches from the application thereof set forth in the applicable provisions of Section 2.06, in any manner that materially and adversely affects the Lenders under a Tranche without the written consent of (i) with respect to the 2-Year Tranche, each 2-Year Tranche Lender, and (y) with respect to the 364-Day Tranche, each 364-Day Tranche Lender.

(h) change any provision of this Section or the definition of “Required Lenders”, “Required 2-Year Tranche Lenders”, “Required 364-Day Tranche Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(i) impose any greater restriction on the ability of any Lender under a Tranche to assign any of its rights or obligations hereunder without the written consent of (i) with respect to the 2-Year Tranche, the Required 2-Year Tranche Lenders; and (y) with respect to the 364-Day Tranche, the Required 364-Day Tranche Lenders; or

(j) release any Guarantor from its Guaranty without the written consent of each Lender, unless expressly permitted by the Loan Documents;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (y) the principal owing to such Lender may not be reduced or the final maturity thereof extended without the consent of such Lender, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

12.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service. All such written notices shall be mailed certified or registered mail or delivered to the applicable address or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower) or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE

BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of the Agent-Related Persons (collectively, the “Agent Parties”), or any other Indemnitee have any liability to the Borrower, any other Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any transmission of Borrower Materials or other information related to this Agreement or any other Loan Document through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party or other Indemnitee have any liability to the Borrower any other Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) [Reserved].

(f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on its behalf, except to the extent determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03. No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.11 (subject to the terms of Section 4.06), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 4.06, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

12.04. Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (but not other costs of legal counsel) and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs (but no other costs of legal counsel). All amounts due under this Section 12.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

12.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Lender, each Joint Lead Arranger, and their respective Related Parties (in this section collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, and reasonable and documented costs, expenses and disbursements (including Attorney Costs, provided that in the case of an actual or potential conflict of interest the Borrower shall indemnify each affected Indemnitee and similarly situated Indemnitees, taken as a whole, for all fees, expenses and disbursements of one outside counsel for such affected Indemnitee and similarly situated Indemnitees, taken as a whole) of any kind or nature whatsoever (other than those that are governed by Sections 5.01, 5.04 or 5.05, in which case those sections shall govern) which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby, (b) any Commitment or Loan hereunder or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the operations, properties or facilities of the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) whether brought by the Borrower or by a third party and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (i) are determined by a court of competent jurisdiction by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or a material breach of any Loan Document by, such Indemnitee or (ii) arise from any loss asserted against such Indemnitee by another Indemnitee, except (A) in its capacity or in fulfilling its role as Administrative Agent, Joint Lead Arranger or any similar role under this Agreement or (B) that are caused by a failure of any Loan Party to comply with the terms of any Loan Document or the breach by any Loan Party of any representation and warranty contained therein. All amounts due under this Section 12.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

12.06. [Reserved].

12.07. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Borrower, the Lenders, the Administrative Agent nor any of their respective Related Parties shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against the Borrower, any Lender, the Administrative Agent or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 12.07 shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee under Section 12.05 against special, indirect, consequential or punitive damages asserted against such Indemnitee by a non-Affiliated third party.

12.08. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.09. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except as permitted under Section 9.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Subject to the following requirements of this Section 12.09, any Lender may at any time assign to one or more assignees (other than any Disqualified Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section), no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each assignment, whether partial or entire, shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment assigned (unless the Commitments have been terminated pursuant to Article 10) and the outstanding Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section; provided that:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 10.01(a) or (g)(i) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee (payable by the assignor Lender or the assignee Lender) in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (d) to any Disqualified Institution.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Pro Rata Share of Loans under the applicable Tranche previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.01, 5.04, 5.05, 12.04, and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the (and such agency being solely for tax purposes) Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders of each Tranche, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender of each Tranche pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Defaulting Lender, a Disqualified Institution or a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.08 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.01(d) (solely with respect to scheduled date of payments) and 12.01(e) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01, 5.04 and 5.05 through the participating Lender to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 5.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 5.07 and 12.17 as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at the

Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 5.07 and 12.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.11 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.06 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments or loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment or loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary or other successor regulation of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.01, 5.04 or 5.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant or be entitled to the benefits of Section 12.11, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent acknowledges the entitlement to receive any such greater payment under Sections 5.01, 5.04 and 5.05 and the benefits of Section 12.11).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Definitions. As used herein, the following terms have the following meanings:

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.09(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.09(b)(iii)).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

12.10. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) and that the Lender providing any such Information shall be responsible for the breach thereof by any such Person, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that Administrative Agent or such Lender, as applicable, shall notify the Borrower if disclosure of such Information is so required, to the extent it is not prohibited from doing so by any Law or such subpoena or legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower unless Administrative Agent or such Lender, as applicable, shall know that such source was required to keep such information confidential or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 12.10, or (i) with the written consent of the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding reasonably suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority.

12.11. Bank Accounts; Offset. The Borrower hereby agrees that each Lender shall have the right to offset (which shall be in addition to all other interests, liens, and rights of any Lender at common Law, under the Loan Documents, or otherwise) (i) any and all moneys, securities or other property (and the proceeds therefrom) of the Borrower now or hereafter held or received by or in transit to any Lender for the account of the Borrower, (ii) any and all deposits (general or special, time or demand, provisional or final) of the Borrower with any Lender, (iii) any other credits and balances of the Borrower at any time existing against any Lender, including claims under certificates of deposit, and (iv) any indebtedness owed or payable by any Lender to the Borrower at any time against Obligations due to it that have not been paid when due. At any time and from time to time after the occurrence of any Event of Default and during the continuance thereof, each Lender is hereby authorized to offset against the Obligations then due and payable to it (in either case without notice to the Borrower), any and all items hereinabove referred to. To the extent that the Borrower has accounts designated as royalty or joint interest owner accounts, the foregoing right of offset shall not extend to funds in such accounts which belong to, or otherwise arise from payments to the Borrower for the account of, third party royalty or joint interest owners. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.12. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.13. [Reserved].

12.14. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.15. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.16. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.16, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.17. Replacement of Lenders. In the event that any Lender shall (i) claim payment of any amount pursuant to Section 5.01; (ii) claim any increased cost pursuant to Section 5.04 or the benefit of Section 5.02 and Section 5.03; (iii) become and continue to be a Defaulting Lender; or (iv) fail to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of a greater percentage of the Lenders than the Required Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, (a) the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its rights and obligations hereunder (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 12.09(b) to one or more Eligible Assignees procured by the Borrower, each of which shall assume a pro rata portion of the Commitment and the Borrowings of such replaced Lender and such Affiliate, if any (and, if such Lender refuses to assign its rights and obligations hereunder, such assignment shall be deemed effected upon payment to such Lender in full of all of the outstanding Loans of such Lender and all other Obligations owing to such Lender, together with accrued interest thereon to the date of prepayment and all other amounts owed by the Borrower to such Lender accrued to the date of prepayment); provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 5.01, Section 5.02, Section 5.03 or Section 5.04, it shall be obligated to replace all Lenders that have made similar requests for compensation or benefit or sent similar notices, as applicable, pursuant to Section 5.01, Section 5.02, Section 5.03 or Section 5.04; or (b) the Borrower may, upon three Business Days’ notice to such Lender through the Administrative Agent, prepay in full all of the outstanding Loans of such Lender and all other Obligations owing to such Lender, or its assignee, together with accrued interest thereon to the date of prepayment and all other amounts owed by the Borrower to such Lender accrued to the date of prepayment, and concurrently therewith the Borrower may terminate the Commitment of such Lender by giving notice of such termination to Administrative Agent and such Lender. Upon satisfaction of the requirements set forth above in clause (a) of the preceding sentence, payment to the Lender to be replaced of the purchase price in immediately available funds, and the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower is obligated to pay under Sections 5.01, 5.03 and 5.04 and all other amounts owed by the Borrower to such Lender (other than the principal of and interest on the Borrowing of such Lender, and accrued commitment fees, purchased by the Eligible Assignee), and deposit of cash collateral as required in the preceding sentence, such Eligible Assignee shall constitute a “Lender” hereunder, as the case may be, and the Lender being so replaced shall no longer constitute a “Lender” hereunder, and its Commitment shall be deemed terminated. If, however, (x) the Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer, the Borrower shall continue to be obligated to pay amounts to such Lender pursuant to Section 5.01 or increased costs pursuant to Section 5.04, as the case may be, or (y) the Lender proposed to be replaced fails to consummate such purchase offer, the Borrower shall not be obligated to pay to such Lender such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer.

12.18. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.19. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.20. Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the reasonable request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

12.21. USA PATRIOT Act; KYC Notice.

(a) Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), and other AML/KYC Laws, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide or cause to be provided all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable AML/KYC Laws, “know your customer” and anti-money laundering rules and regulations.

(b) If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of a Loan Party or any authorized signatories of such person or the purposes of applicable AML/KYC Laws on such Lender’s behalf, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of applicable AML/KYC Laws; and

(ii) shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding anything to the contrary in this Section 12.21, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Loan Party or any authorized signatories of such person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such person or any such authorized signatory in doing so.

12.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Joint Lead Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Joint Lead Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Joint Lead Arranger or any Lender has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Joint Lead Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Joint Lead Arranger nor any Lender has any obligation, by reason of the transactions contemplated hereby or the process leading thereto, to disclose of any of such interests to the Borrower or the other Loan Parties; and (v) the Administrative Agent and the Joint Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty arising out of or related to any of the transactions contemplated hereby or the process leading thereto.

12.23. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

12.24. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.25. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States) in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow(s).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DEVON ENERGY CORPORATION, as the Borrower

By:	/s/ Joe Pullampally
	Name:	Joe Pullampally
	Title:	Vice President, Corporate Finance and Treasurer

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Anthony W. Kell
	Name:	Anthony W. Kell
	Title:	Vice President

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald E. McKaig
	Name:	Ronald E. McKaig
	Title:	Managing Director

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

CITIBANK, N.A., as a Lender

By:	/s/ Maureen Maroney
	Name:	Maureen Maroney
	Title:	Vice President

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Andrew Vernon
	Name:	Andrew Vernon
	Title:	Authorized Signatory

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Justin Carter
	Name:	Justin Carter
	Title:	Vice President

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Julie Lilienfeld
	Name:	Julie Lilienfeld
	Title:	Authorized Signatory

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Michael Sharp
	Name:	Michael Sharp
	Title:	Authorized Signatory

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender

By:	/s/ Sam Cutler
	Name:	Sam Cutler
	Title:	Director

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

TRUST BANK, as a Lender

By:	/s/ Lincoln LaCour
	Name:	Lincoln LaCour
	Title:	Director

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jonathan Herrick
	Name:	Jonathan Herrick
	Title:	Managing Director

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Jonathan Schwartz
	Name:	Jonathan Schwartz
	Title:	Authorized Signatory

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao
	Name:	Raymond Qiao
	Title:	Executive Vice President

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Scott W. Danvers
	Name:	Scott W. Danvers
	Title:	Authorized Signatory

By:	/s/ Donovan C. Broussard
	Name:	Donovan C. Broussard
	Title:	Authorized Signatory

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle T. Helfrich
	Name:	Kyle T. Helfrich
	Title:	Senior Vice President

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Chris Douglass
	Name:	Chris Douglass
	Title:	Portfolio Manager

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

BOKF, NA DBA BANK OF OKLAHOMA, as a Lender

By:	/s/ John Krenger
	Name:	John Krenger
	Title:	Senior Vice President

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

BANK OF BARODA, NEW YORK BRANCH, as a Lender

By:	/s/ Pradeepa Desai
	Name:	Pradeepa Desai
	Title:	Assistant General Manager

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

CHINA CITIC BANK INTERNATIONAL LIMITED, as a Lender

By:	/s/ Qing, Hong
	Name:	Qing, Hong
	Title:	GM / Branch Manager

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Chan K. Park
	Name:	Chan K. Park
	Title:	Executive Director

By:	/s/ Peichen Chen
	Name:	Peichen Chen
	Title:	Vice President

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

MASHREQBANK PSC, as a Lender

By:	/s/ Mario Marcangeli
	Name:	Mario Marcangeli
	Title:	CFO

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

STATE BANK OF INDIA, NEW YORK BRANCH, as a Lender

By:	/s/ Devendra Panwar
	Name:	Devendra Panwar
	Title:	VP & Head (Credit Management Cell)

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

AGRICULTURAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Nelson Chou
	Name:	Nelson Chou
	Title:	SVP & Head of Corporate Banking Department

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

BANCO DE SABADELL, S.A., MIAMI BRANCH, as a Lender

By:	/s/ Enrique Castillo
	Name:	Enrique Castillo
	Title:	Head of Corporate Banking

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

BANK OF INDIA, NEW YORK BRANCH, as a Lender

By:	/s/ Suraj Kumar
	Name:	Suraj Kumar
	Title:	Vice President

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

BANK OF TAIWAN, NEW YORK BRANCH, as a Lender

By:	/s/ Chung Wen Tsai
	Name:	Chung Wen Tsai
	Title:	V.P. & General Manager, Bank of Taiwan, New York Branch

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Jie Hu
	Name:	Jie Hu
	Title:	Executive Vice President

By:	/s/ Joseph M. Loffredo
	Name:	Joseph M. Loffredo
	Title:	Deputy General Manager

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

FIRST COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By:	/s/ Shih-Pin Hsu
	Name:	Shih-Pin Hsu
	Title:	V.P. & General Manager

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

TAIWAN COOPERATIVE BANK, LTD., acting through its NEW YORK BRANCH, as a Lender

By:	/s/ Wen-Ching Wang
	Name:	Wen-Ching Wang
	Title:	S.V.P. & General Manager

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ James Hua
	Name:	James Hua
	Title:	DGM & Head of Corporate Banking

By:	/s/ Chong Tan
	Name:	Chong Tan
	Title:	DGM & Head of Risk Management

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

THE CHUGOKU BANK, LTD., as a Lender

By:	/s/ Yasutomo Imai
	Name:	Yasutomo Imai
	Title:	General Manager of Structured Finance Deparatment

Signature Page

(Devon Delayed Draw Term Loan Credit Agreement)

SCHEDULE 2.01

COMMITMENTS AND PRO RATA SHARES

364-DAY TRANCHE

Lender	364-Day Tranche Commitment	Pro Rata Share
Bank of America, N.A.	$75,000,000	15.000000000%
Citibank, N.A.	$20,000,000	4.000000000%
Goldman Sachs Bank USA	$20,000,000	4.000000000%
JPMorgan Chase Bank, N.A.	$20,000,000	4.000000000%
Morgan Stanley Bank, N.A.	$20,000,000	4.000000000%
Royal Bank of Canada	$20,000,000	4.000000000%
The Bank of Nova Scotia, Houston Branch	$20,000,000	4.000000000%
Truist Bank	$20,000,000	4.000000000%
Wells Fargo Bank, National Association	$20,000,000	4.000000000%
Barclays Bank PLC	$20,000,000	4.000000000%
The Toronto-Dominion Bank, New York Branch	$20,000,000	4.000000000%
Bank of China, New York Branch	$13,500,000	2.700000000%
Canadian Imperial Bank of Commerce, New York Branch	$13,500,000	2.700000000%
PNC Bank, National Association	$13,500,000	2.700000000%
U.S. Bank National Association	$13,500,000	2.700000000%
BOKF, NA DBA Bank of Oklahoma	$8,500,000	1.700000000%
Bank of Baroda, New York Branch	$18,750,000	3.750000000%
China CITIC Bank International Limited	$18,750,000	3.750000000%
Industrial and Commercial Bank of China Limited, New York Branch	$18,750,000	3.750000000%
Mashreqbank PSC	$18,750,000	3.750000000%
State Bank of India, New York Branch	$18,750,000	3.750000000%
Agricultural Bank of China Limited, New York Branch	$12,500,000	2.500000000%
Banco de Sabadell, S.A., Miami Branch	$7,500,000	1.500000000%

Page 1	Schedule 2.01 to Devon Delayed Draw Term Loan Credit Agreement

Lender	364-Day Tranche Commitment	Pro Rata Share
Bank of India, New York Branch	$7,500,000	1.500000000%
Bank of Taiwan, New York Branch	$7,500,000	1.500000000%
China Merchants Bank Co., Ltd., New York Branch	$7,500,000	1.500000000%
First Commercial Bank, Ltd., Los Angeles Branch	$7,500,000	1.500000000%
Taiwan Cooperative Bank, Ltd., acting through its New York Branch	$7,500,000	1.500000000%
The Bank of East Asia, Limited, New York Branch	$7,500,000	1.500000000%
The Chugoku Bank, Ltd.	$3,750,000	0.750000000%

TOTAL	$500,000,000	100.000000000%

Page 2	Schedule 2.01 to Devon Amended and Restated Credit Agreement

2-YEAR TRANCHE

Lender	2-Year Tranche Commitment	Pro Rata Share
Bank of America, N.A.	$225,000,000	15.000000000%
Citibank, N.A.	$60,000,000	4.000000000%
Goldman Sachs Bank USA	$60,000,000	4.000000000%
JPMorgan Chase Bank, N.A.	$60,000,000	4.000000000%
Morgan Stanley Bank, N.A.	$60,000,000	4.000000000%
Royal Bank of Canada	$60,000,000	4.000000000%
The Bank of Nova Scotia, Houston Branch	$60,000,000	4.000000000%
Truist Bank	$60,000,000	4.000000000%
Wells Fargo Bank, National Association	$60,000,000	4.000000000%
Barclays Bank PLC	$60,000,000	4.000000000%
The Toronto-Dominion Bank, New York Branch	$60,000,000	4.000000000%
Bank of China, New York Branch	$40,500,000	2.700000000%
Canadian Imperial Bank of Commerce, New York Branch	$40,500,000	2.700000000%
PNC Bank, National Association	$40,500,000	2.700000000%
U.S. Bank National Association	$40,500,000	2.700000000%
BOKF, NA DBA Bank of Oklahoma	$25,500,000	1.700000000%
Bank of Baroda, New York Branch	$56,250,000	3.750000000%
China CITIC Bank International Limited	$56,250,000	3.750000000%
Industrial and Commercial Bank of China Limited, New York Branch	$56,250,000	3.750000000%
Mashreqbank PSC	$56,250,000	3.750000000%
State Bank of India, New York Branch	$56,250,000	3.750000000%
Agricultural Bank of China Limited, New York Branch	$37,500,000	2.500000000%
Banco de Sabadell, S.A., Miami Branch	$22,500,000	1.500000000%
Bank of India, New York Branch	$22,500,000	1.500000000%
Bank of Taiwan, New York Branch	$22,500,000	1.500000000%
China Merchants Bank Co., Ltd., New York Branch	$22,500,000	1.500000000%

Page 3	Schedule 2.01 to Devon Delayed Draw Term Loan Credit Agreement

Lender	2-Year Tranche Commitment	Pro Rata Share
First Commercial Bank, Ltd., Los Angeles Branch	$22,500,000	1.500000000%
Taiwan Cooperative Bank, Ltd., acting through its New York Branch	$22,500,000	1.500000000%
The Bank of East Asia, Limited, New York Branch	$22,500,000	1.500000000%
The Chugoku Bank, Ltd.	$11,250,000	0.750000000%

TOTAL	$1,500,000,000	100.000000000%

Page 4	Schedule 2.01 to Devon Amended and Restated Credit Agreement

SCHEDULE 7

DISCLOSURE SCHEDULE

See attached.

Page 1	Schedule 7 to Devon Delayed Draw Term Loan Credit Agreement

SCHEDULE 12.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

DEVON ENERGY CORPORATION:

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102-5015

Attention:   Joe Pullampally

Telephone:  (405) 228-2476

Electronic Mail:  Joe.Pullampally@dvn.com

Website Address:  www.devonenergy.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Borrowings):

BANK OF AMERICA, N.A.

7155 Corporate Dr., Bldg. B

Mail Code: TX2-981-02-29

Plano, TX 75024

Attention:   Nora Taylor

Telephone:  (469) 201-9149

Electronic Mail: nora.j.taylor@bofa.com

For payments related to the Borrower:

Bank of America, N.A.

ABA#: 026009593

New York, NY

Account No. 1366072250600

ATTN: Wire Clearing Acct for Syn Loans - LIQ

Ref: DEVON ENERGY CORP

Other Notices as Administrative Agent:

BANK OF AMERICA, N.A.

Agency Management

7105 Corporate Dr/, Bldg. B

Mail Code: TX2-981-02-29

Plano, TX 75024

Attention:   Devarshi Ojha

Telephone:  (469) 201-0405

Electronic Mail: devarshi.ojha@bofa.com

Page 1	Schedule 12.02 to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT A

FORM OF LOAN NOTICE

Date:      , 20

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Delayed Draw Term Loan Agreement, effective as of August 12, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), by and among Devon Energy Corporation, a Delaware corporation, each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans        ☐ A conversion of Loans

☐ A continuation of Term SOFR Loans

1.	On (a Business Day)

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For Term SOFR Loans: with an Interest Period of month(s).

5.	The Tranche is the .[1]

DEVON ENERGY CORPORATION

By:
Name:
Title:

[1]	Indicate 364-Day Tranche or 2-Year Tranche.

Page 1	Exhibit A to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT B-1

Reserved.

Page 1	Exhibit B-1 to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT B-2

Reserved.

Page 1	Exhibit B-2 to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT C

Reserved.

Page 1	Exhibit C to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT D

FORM OF NOTE

[DATE]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Delayed Draw Term Loan Credit Agreement, effective as of August 12, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), by and among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Page 1	Exhibit D to Devon Delayed Draw Term Loan Credit Agreement

IN WITNESS WHEREOF, the undersigned has executed this Note on the date set forth above.

DEVON ENERGY CORPORATION, as the Borrower

By:
Name:
Title:

Page 2	Exhibit D to Devon Delayed Draw Term Loan Credit Agreement

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Page 3	Exhibit D to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Delayed Draw Term Loan Credit Agreement, effective as of August 12, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), by and among Devon Energy Corporation, a Delaware corporation (the “Borrower”), each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The year-end audited financial statements required by Section 8.02(a) of the Agreement for the Fiscal Year of the Borrower ended as of the above date are [attached hereto as Schedule 1][available on the SEC’s EDGAR database and the Borrower’s website in the Annual Report on Form 10-K with respect to such Fiscal Year], together with the report and opinion of an independent certified public accountant required by such section. Such financial statements are accurate and complete.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The unaudited financial statements required by Section 8.02(b) of the Agreement for the Fiscal Quarter of the Borrower ended as of the above date are [attached hereto as Schedule 1][available on the SEC’s EDGAR database and the Borrower’s website in the Quarterly Report on Form 10-Q with respect to such Fiscal Quarter]. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made, or has been caused to have been made, under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Page 1	Exhibit E to Devon Delayed Draw Term Loan Credit Agreement

[select one:]

[to the best knowledge of the undersigned, there is no condition or event which constitutes a Default as of the date hereof.]

—or—

[to the best knowledge of the undersigned, the following is a list of each condition or event which constitutes a Default as of the date hereof and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________, 20__.

DEVON ENERGY CORPORATION

By:
Name:
Title:

Page 2	Exhibit E to Devon Delayed Draw Term Loan Credit Agreement

For the Fiscal Quarter/Year ended       (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	CONSOLIDATED TOTAL FUNDED DEBT TO TOTAL CAPITALIZATION OF THE BORROWER

a.	Consolidated Total Funded Debt as of Statement Date	$

b.	Shareholders’ Equity as of Statement Date	$

c.	Total Capitalization (sum of (a) plus (b))	$

d.	Ratio ((a) divided by (c))

Page 3	Exhibit E to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is effective as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the applicable Tranche identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: , as Lender

2.	Assignee as Lender: [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower: Devon Energy Corporation, a Delaware corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Delayed Draw Term Loan Credit Agreement, effective as of August 12, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time), by and among Devon Energy Corporation, a Delaware corporation (“Borrower”), each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Page 1	Exhibit F to Devon Delayed Draw Term Loan Credit Agreement

6.	Assigned Interest:

[364-Day Tranche] [2-Year Tranche]	Aggregate Amount of [364-Day Tranche] [2-Year Tranche] Commitments/Loans for all Lenders	Amount of [364-Day Tranche] [2-Year Tranche] Commitment/Loans Assigned	Percentage Assigned of [364-Day Tranche] [2-Year Tranche] Commitment/Loans	CUSIP Number
	$	$	%

[7.	Trade Date: ]

Effective Date:_______________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Page 2	Exhibit F to Devon Delayed Draw Term Loan Credit Agreement

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:

DEVON ENERGY CORPORATION, as the Borrower

By:
Name:
Title:]

Page 3	Exhibit F to Devon Delayed Draw Term Loan Credit Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[           ]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) the Assignee does not constitute a Disqualified Institution; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.02 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Page 4	Exhibit F to Devon Delayed Draw Term Loan Credit Agreement

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Page 5	Exhibit F to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT G

FORM OF GUARANTY

THIS GUARANTY is made effective as of [__, 20__], by [__], a [__] (“Guarantor”), in favor of Administrative Agent (as defined in the Credit Agreement described below).

RECITALS

1. Devon Energy Corporation, a Delaware corporation (the “Borrower”), Administrative Agent, and each Lender from time to time party thereto (collectively, “Lenders”) are parties to that certain Delayed Draw Term Loan Credit Agreement effective as of August 12, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, called the “Credit Agreement”).

2. Pursuant to the Credit Agreement, Borrower has executed in favor of the Lenders, to the extent requested by the Lenders, the Notes (as from time to time amended, substituted, renewed or extended, in whole or in part).

3. As of the date hereof, Guarantor is a Domestic Subsidiary of Borrower.

4. Borrower, Guarantor, and the other direct and indirect subsidiaries of Borrower are mutually dependent on each other in the conduct of their respective businesses under a holding company structure, with the credit needed from time to time by each often being provided by another or by means of financing obtained by one such affiliate with the support of the others for their mutual benefit and the ability of each to obtain such financing being dependent on the successful operations of the others.

5. The governing body of Guarantor has determined that Guarantor’s execution, delivery and performance of this Guaranty may reasonably be expected to benefit Guarantor, directly or indirectly, and are in the best interests of Guarantor.

NOW, THEREFORE, in consideration of the premises, of the benefits which will inure to Guarantor from Lenders’ advancement of funds to Borrower under the Credit Agreement, and of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, and in order to induce Lenders to advance funds under the Credit Agreement, Guarantor hereby agrees with Administrative Agent, for the benefit of Administrative Agent and Lenders as follows:

AGREEMENTS

Section 1. Definitions. Reference is hereby made to the Credit Agreement for all purposes. All terms used in this Guaranty which are defined in the Credit Agreement and not otherwise defined herein shall have the same meanings when used herein. All references herein to this Guaranty, any Obligation Document, Loan Document, or other document or instrument refer to the same as from time to time amended, supplemented or restated. As used herein the following terms shall have the following meanings:

“Obligations” means collectively all of the indebtedness, obligations, and undertakings which are guaranteed by Guarantor and described in subsections (a) and (b) of Section 2.

“Obligation Documents” means the Notes, the Credit Agreement, the Loan Documents, and all other documents, instruments, agreements, certificates and other writings heretofore or hereafter delivered in connection herewith or therewith; provided that this Guaranty shall not be an “Obligation Document” for any purpose of this Guaranty.

“Obligors” means Borrower and any other endorsers, guarantors or obligors, primary or secondary (but in any case excluding Guarantor), of any or all of the Obligations.

Section 2. Guaranty.

(a) Guarantor hereby irrevocably, absolutely, and unconditionally guarantees, jointly with any other guarantors from time to time and severally, as a primary obligor and not merely as a surety and as a guaranty of payment and performance and not merely as a guaranty of collection, to Administrative Agent and each Lender the prompt, complete, and full payment when due, and no matter how the same shall become due, of:

(i) the Obligations, including all principal, all interest thereon and all other sums payable thereunder; and

(ii) all other sums payable by Borrower under the other Obligation Documents, whether for principal, interest, fees or otherwise.

Without limiting the generality of the foregoing, Guarantor’s liability hereunder shall extend to and include all post-petition or post-bankruptcy interest, expenses, and other duties and liabilities of Borrower described above in this subsection (a), or below in the following subsection (b), which would be owed by Borrower but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving Borrower.

(b) If Borrower shall for any reason fail to pay any Obligation, as and when such Obligation shall become due and payable, whether at its stated maturity, as a result of the exercise of any power to accelerate, or otherwise, Guarantor will, forthwith upon demand by Administrative Agent, pay such Obligation in full to Administrative Agent for the benefit of Administrative Agent or the Lender to whom such Obligation is owed.

(d) If either Borrower or Guarantor fails to pay any Obligation as described in the immediately preceding subsections (a) or (b) Guarantor will incur the additional obligation to pay to Administrative Agent, and Guarantor will forthwith upon demand by Administrative Agent pay to Administrative Agent, the amount of any and all reasonable and documented expenses, including reasonable and documented fees and disbursements of Administrative Agent’s counsel and of any agents retained by Administrative Agent, which Administrative Agent may incur as a result of such failure.

(e) All payments by Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future Taxes. If Guarantor shall be required by any Laws to deduct Taxes from or in respect of any payment under this Guaranty, or any other Taxes are at any time imposed on any payments under or in respect of this Guaranty, Guarantor shall comply with the procedures of, and make the additional payments required by, Section 5.01 of the Credit Agreement in the same manner as if all references therein to Borrower were deemed to be references to Guarantor, and, for the avoidance of doubt, Guarantor shall be entitled to the benefits of the provisions of Section 5.01(f) and Section 5.07 of the Credit Agreement as to

Page 2	Exhibit G to Devon Delayed Draw Term Loan Credit Agreement

all Taxes imposed with respect to this Guaranty and paid by Guarantor hereunder as if all references therein to Borrower were deemed to be references to Guarantor. Notwithstanding anything herein to the contrary, Guarantor shall not be required to pay any additional amounts in respect of Taxes to any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code who does not comply with the provisions applicable to Foreign Lenders set forth in Section 5.01(e) of the Credit Agreement.

(f) Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and, absent clearly demonstrable error, shall be binding upon Guarantor and conclusive for the purpose of establishing the amount of the Obligations.

(g) The liability of Guarantor hereunder shall be limited to the maximum amount of liability that can be incurred without rendering this Guaranty, as it relates to Guarantor, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.

Section 3. Unconditional Guaranty.

(a) No action which Administrative Agent or any Lender may take or omit to take in connection with any of the Obligation Documents, any of the Obligations (or any other indebtedness owing by Borrower to Administrative Agent or any Lender), and no course of dealing of Administrative Agent or any Lender with any Obligor or any other Person except Guarantor, shall release or diminish Guarantor’s obligations, liabilities, agreements or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against Administrative Agent or any Lender, regardless of whether any such action or inaction may increase any risks to or liabilities of Administrative Agent or any Lender or any Obligor. Without limiting the foregoing, Guarantor hereby expressly agrees that Administrative Agent and Lenders may, from time to time, without notice to or the consent of Guarantor, do any or all of the following:

(i) Make an agreement with the Borrower to amend, change or modify, in whole or in part, any one or more of the Obligation Documents and give or refuse to give any waivers or other indulgences with respect thereto.

(ii) Neglect, delay, fail, or refuse to take or prosecute any action for the collection or enforcement of any of the Obligations, to foreclose or take or prosecute any action in connection with any Obligation Document, to bring suit against any Obligor or any other Person, or to take any other action concerning the Obligations or the Obligation Documents.

(iii) Accelerate, make an agreement with the Borrower to change, rearrange, extend, or renew the time, rate, terms, or manner for payment or performance of any one or more of the Obligations (whether for principal, interest, fees, expenses, indemnifications, affirmative or negative covenants, or otherwise).

(iv) Compromise or settle any unpaid or unperformed Obligation or any other obligation or amount due or owing, or claimed to be due or owing, under any one or more of the Obligation Documents.

(v) Discharge, release, substitute or make an agreement with the Borrower or any other Person to add Obligors.

(vi) Apply all monies received from Obligors or others as Administrative Agent or Lenders may determine to be in their best interest, without in any way being required to marshal assets or to apply all or any part of such monies upon any particular Obligations.

Page 3	Exhibit G to Devon Delayed Draw Term Loan Credit Agreement

(b) No action or inaction of any Obligor or any other Person, and no change of law or circumstances, shall release or diminish Guarantor’s obligations, liabilities, agreements, or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against Administrative Agent or any Lender. Without limiting the foregoing, the obligations, liabilities, agreements, and duties of Guarantor under this Guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any or all of the following from time to time, even if occurring without notice to or without the consent of Guarantor:

(i) Any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of any Obligor or any other proceedings involving any Obligor or any of the assets of any Obligor under laws for the protection of debtors, or any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceedings against, any Obligor, any properties of any Obligor, or the estate in bankruptcy of any Obligor in the course of or resulting from any such proceedings.

(ii) The failure by Administrative Agent or any Lender to file or enforce a claim in any proceeding described in the immediately preceding subsection (i) or to take any other action in any proceeding to which any Obligor is a party.

(iii) The release by operation of law of any Obligor from any of the Obligations or any other obligations to Administrative Agent or any Lender.

(iv) The invalidity, deficiency, illegality, or unenforceability of any of the Obligations or the Obligation Documents, in whole or in part, any bar by any statute of limitations or other law of recovery on any of the Obligations, or any defense or excuse for failure to perform on account of force majeure, act of God, casualty, impossibility, impracticability, or other defense or excuse whatsoever.

(v) The failure of any Obligor or any other Person to sign any guaranty or other instrument or agreement within the contemplation of any Obligor, Administrative Agent or any Lender.

(vi) The fact that Guarantor may have incurred directly part of the Obligations or is otherwise primarily liable therefor.

(vii) Without limiting any of the foregoing, any fact or event (whether or not similar to any of the foregoing) which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release of or defense to a guarantor or surety other than the actual payment and performance by Guarantor under this Guaranty.

(c) Administrative Agent and Lenders may invoke the benefits of this Guaranty before pursuing any remedies against any Obligor or any other Person and before proceeding against any security now or hereafter existing for the payment or performance of any of the Obligations. Administrative Agent and Lenders may maintain an action against Guarantor on this Guaranty without joining any other Obligor therein and without bringing a separate action against any Obligor.

(d) If any payment to Administrative Agent or any Lender by any Obligor is held to constitute a preference or a voidable transfer under applicable state, provincial or federal laws, or if for any other reason Administrative Agent or any Lender is required to refund such payment to the payor thereof or to pay the amount thereof to any other Person, such payment to Administrative Agent or such Lender shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such amount

Page 4	Exhibit G to Devon Delayed Draw Term Loan Credit Agreement

to Administrative Agent or such Lender on demand and agrees and acknowledges that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments. Any transfer by subrogation which is made as contemplated in Section 6 prior to any such payment or payments shall (regardless of the terms of such transfer) be automatically voided upon the making of any such payment or payments, and all rights so transferred shall thereupon revert to and be vested in Administrative Agent and Lenders.

(e) This is a continuing guaranty and shall apply to and cover all Obligations and renewals and extensions thereof and substitutions therefor from time to time.

Section 4. Waiver. Guarantor hereby waives, with respect to the Obligations, this Guaranty, and the Obligation Documents:

(a) notice of the incurrence of any Obligation by Borrower, and notice of any kind concerning the assets, liabilities, financial condition, creditworthiness, businesses, prospects, or other affairs of Borrower (it being understood and agreed that: (i) Guarantor shall take full responsibility for informing itself of such matters, (ii) neither Administrative Agent nor any Lender shall have any responsibility of any kind to inform Guarantor of such matters, and (iii) Administrative Agent and Lenders are hereby authorized to assume that Guarantor, by virtue of its relationships with Borrower which are independent of this Guaranty, has full and complete knowledge of such matters whenever Lenders extend credit to Borrower or take any other action which may change or increase Guarantor’s liabilities or losses hereunder);

(b) notice that Administrative Agent, any Lender, any Obligor, or any other Person has taken or omitted to take any action under any Obligation Document or any other agreement or instrument relating thereto or relating to any Obligation;

(c) demand, presentment for payment, and notice of demand, dishonor, nonpayment, or nonperformance; and

(d) notice of intention to accelerate, notice of acceleration, protest, notice of protest, notice of any exercise of remedies (as described in the following Section 5 or otherwise), and all other notices of any kind whatsoever.

Section 5. Exercise of Remedies. Administrative Agent, on behalf of Lenders, shall have the right to enforce, from time to time, in any order and at Administrative Agent’s sole discretion, any rights, powers and remedies which Administrative Agent or the Lenders may have under this Guaranty or the Obligation Documents or otherwise; and Guarantor shall be liable to Administrative Agent and each Lender hereunder for any deficiency resulting from the exercise by Administrative Agent, on behalf of Lenders, of any such right or remedy even though any rights which Guarantor may have against Borrower or others may be destroyed or diminished by exercise of any such right or remedy. No failure on the part of Administrative Agent, on behalf of Lenders, to exercise, and no delay in exercising, any right hereunder or under this Guaranty or any other Obligation Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights, powers and remedies of Administrative Agent, on behalf of Lenders, provided herein and in the Obligation Documents are cumulative and are in addition to, and not exclusive of, any other rights, powers or remedies provided by law or in equity. The rights of Administrative Agent, on behalf of Lenders, hereunder are not conditional or contingent on any attempt by Administrative Agent or any Lender to exercise any of its rights under this Guaranty or any Obligation Document against Guarantor, any Obligor or any other Person.

Page 5	Exhibit G to Devon Delayed Draw Term Loan Credit Agreement

Section 6. Limited Subrogation. Until all of the Obligations have been paid and performed in full Guarantor shall have no right to exercise any right of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which it may now or hereafter have against or to any Obligor in connection with this Guaranty, and Guarantor hereby waives any rights to enforce any remedy in connection herewith which Guarantor may have against Borrower until such time. If any amount shall be paid to Guarantor on account of any such subrogation or other rights or any such other remedy is exercised in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Administrative Agent, shall be segregated from the other funds of Guarantor and shall forthwith be paid over to Administrative Agent to be held by Administrative Agent, or then or at any time thereafter applied in whole or in part by Administrative Agent against, all or any portion of the Obligations, whether matured or unmatured, in such order as Administrative Agent shall elect. If Guarantor shall make payment to Administrative Agent of all or any portion of the Obligations and if all of the Obligations shall be finally paid in full, Administrative Agent will, at Guarantor’s request and expense, execute and deliver to Guarantor (without recourse, representation or warranty) appropriate documents necessary to evidence the transfer by subrogation to Guarantor of an interest in the Obligations resulting from such payment by Guarantor; provided that such transfer shall be subject to Section 3(d) above.

Section 7. Successors and Assigns. Guarantor’s rights or obligations hereunder may not be assigned or delegated except, for avoidance of doubt, pursuant to a transaction not prohibited by the Credit Agreement. This Guaranty shall (a) bind Guarantor and its successors and permitted assigns under the preceding sentence and (b) apply to and inure to the benefit of Administrative Agent and Lenders and their successors or assigns. Without limiting the generality of the immediately preceding sentence, Administrative Agent and each Lender may (subject to the provisions of the Credit Agreement) assign, grant a participation in, or otherwise transfer any Obligation held by it or any portion thereof, and Administrative Agent and each Lender may assign or otherwise transfer its rights or any portion thereof under this Guaranty and any Obligation Document, to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to Administrative Agent or such Lender hereunder unless otherwise expressly provided by Administrative Agent or such Lender in connection with such assignment or transfer.

Section 8. Offset. Guarantor hereby agrees that each Lender shall have the right to offset (which shall be in addition to all other interests, liens, and rights of any Lender at common Law, under the Loan Documents, or otherwise) (a) any and all moneys, securities or other property (and the proceeds therefrom) of Guarantor now or hereafter held or received by or in transit to any Lender for the account of Guarantor, (b) any and all deposits (general or special, time or demand, provisional or final) of Guarantor with any Lender, (c) any other credits and balances of Guarantor at any time existing against any Lender, including claims under certificates of deposit, and (d) any indebtedness owed or payable by any Lender to Guarantor at any time against Obligations due to it that have not been paid when due. At any time and from time to time after the occurrence of any Event of Default and during the continuance thereof, each Lender is hereby authorized to offset against the Obligations then due and payable to it (in either case without notice to Guarantor), any and all items hereinabove referred to. To the extent that Guarantor has accounts designated as royalty or joint interest owner accounts, the foregoing right of offset shall not extend to funds in such accounts which belong to, or otherwise arise from payments to Guarantor for the account of, third party royalty or joint interest owners. Each Lender (by having the benefits of this Guaranty) agrees promptly to notify Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Page 6	Exhibit G to Devon Delayed Draw Term Loan Credit Agreement

Section 9. Representations and Warranties. Guarantor hereby represents and warrants to Administrative Agent and each Lender as follows:

(a) The Recitals at the beginning of this Guaranty are true and correct in all respects.

(b) Each of the representations and warranties contained in Article 7 of the Credit Agreement is true, insofar as it refers to Guarantor, or to the assets, operations, conditions, agreements, business or actions of Guarantor, or to the Loan Documents to which it is a party.

(c) The direct or indirect value of the consideration received and to be received by Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit Guarantor, directly or indirectly.

(d) Guarantor is solvent (as such term is used in applicable Debtor Relief Laws).

Section 10. No Oral Change. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor and Administrative Agent on behalf of Lenders, and no waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective unless it is in writing and signed by Administrative Agent on behalf of Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11. Invalidity of Particular Provisions. If any term or provision of this Guaranty shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Section 12. Headings and References. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof. The words “this Guaranty,” “this instrument,” “herein,” “hereof,” “hereby” and words of similar import refer to this Guaranty as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the subdivisions hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 13. Term. Notwithstanding anything in this Guaranty or any Obligation Document to the contrary, Guarantor shall automatically be released from its obligations hereunder and the Guaranty shall be automatically released (a) upon consummation of any transaction or related series of transactions not prohibited under the Credit Agreement or (b) upon complete and final payment and performance of all of the Obligations and no Lender has any obligation to make any loans or other advances to Borrower; provided that this Guaranty is thereafter subject to reinstatement as provided in Section 3(d). All extensions of credit and financial accommodations heretofore or hereafter made by Administrative Agent or Lenders to Borrower under any Obligation Document shall be conclusively presumed to have been made in acceptance hereof and in reliance hereon.

Section 14. Notices. Any notice or communication required or permitted hereunder shall be given in writing, sent by personal delivery, by delivery service with proof of delivery, or by registered or certified U.S. mail, as applicable, postage prepaid, or to the extent permitted under Section 12.02(b) of the Credit Agreement, by electronic communications, in each case addressed to the appropriate party as follows:

Page 7	Exhibit G to Devon Delayed Draw Term Loan Credit Agreement

To Guarantor:	[___]

To Administrative Agent:	BANK OF AMERICA, N.A.
Agency Management
7105 Corporate Dr/, Bldg. B
Mail Code: TX2-981-02-29
Plano, TX 75024
	Attention:	Henry Pennell
	Telephone:	(214) 209-1226
Electronic Mail: henry.pennell@bofa.com

or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in Section 12.02(b) of the Credit Agreement, shall be effective as provided in such Section 12.02(b) of the Credit Agreement.

Section 15. Limitation on Interest. Administrative Agent, Lenders and Guarantor intend to contract in strict compliance with applicable usury law from time to time in effect, and the provisions of the Credit Agreement limiting the interest for which Guarantor is obligated are expressly incorporated herein by reference.

Section 16. Loan Document. This Guaranty is a Loan Document, as defined in the Credit Agreement, and is subject to the provisions of the Credit Agreement governing Loan Documents. Guarantor hereby ratifies, confirms and approves the Credit Agreement and the other Loan Documents and, in particular, any provisions thereof which relate to Guarantor.

Section 17. Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Guaranty. This Guaranty may be validly executed and delivered in accordance with Section 12.20 of the Credit Agreement.

Section 18. Governing Law.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO AND EACH LENDER (BY HAVING THE BENEFITS OF THIS GUARANTY) IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AND EACH LENDER (BY

Page 8	Exhibit G to Devon Delayed Draw Term Loan Credit Agreement

HAVING THE BENEFITS OF THIS GUARANTY) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. GUARANTOR, ADMINISTRATIVE AGENT AND EACH LENDER (BY HAVING THE BENEFITS OF THIS GUARANTY) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) GUARANTOR, ADMINISTRATIVE AGENT AND EACH LENDER (BY HAVING THE BENEFITS OF THIS GUARANTY) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 19. WAIVER OF JURY TRIAL. GUARANTOR, ADMINISTRATIVE AGENT, AND EACH LENDER (BY HAVING THE BENEFITS OF THIS GUARANTY) HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH SUCH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SUCH PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND ANY OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 20. Final Agreement. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Page 9	Exhibit G to Devon Delayed Draw Term Loan Credit Agreement

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

[GUARANTOR]

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A.

By:
Name:
Title:

Page 10	Exhibit G to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Delayed Draw Term Loan Credit Agreement, effective as of August 12, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among Devon Energy Corporation, a Delaware corporation, each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on: (i) IRS Form W-8BEN or (ii) an IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	____________ __, 20__

Page 1	Exhibit H to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Delayed Draw Term Loan Credit Agreement, effective as of August 12, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among Devon Energy Corporation, a Delaware corporation, each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	____________ __, 20__

Page 2	Exhibit H to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Delayed Draw Term Loan Credit Agreement, effective as of August 12, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among Devon Energy Corporation, a Delaware corporation, each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	____________ __, 20__

Page 3	Exhibit H to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Delayed Draw Term Loan Credit Agreement, effective as of August 12, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among Devon Energy Corporation, a Delaware corporation, each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	____________ __, 20__

2032358.01B-NYCSR07A – MSW

Page 4	Exhibit H to Devon Delayed Draw Term Loan Credit Agreement

EXHIBIT I

FORM OF

FUNDING INDEMNITY LETTER

__________, 20__

Bank of America, N.A., as Administrative Agent

Agency Management

7105 Corporate Dr, Bldg. B

Plano, TX 75024

Mail Code: TX2-981-02-29

Attention: Henry Pennell

Re:

Delayed Draw Term Loan Credit Agreement dated as of August 12, 2024 (the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Devon Energy Corporation, a Delaware corporation (“Borrower”), each Lender from time to time party thereto (collectively “Lenders” and each a “Lender”), and Bank of America, N.A., as Administrative Agent.

Ladies and Gentlemen:

Borrower anticipates that all of the conditions precedent to funding under the Credit Agreement will be satisfied on [•], 2024 (the “Funding Date”). As Borrower wishes to borrow Term SOFR Loans under the Credit Agreement on the Funding Date, it has submitted a Loan Notice dated [•], 2024 regarding such Term SOFR Loans (the “Funding Date Term SOFR Loans”). In order to induce the Lenders to accept such Loan Notice prior to the Funding Date, Borrower hereby agrees, upon the written demand of any Lender to compensate such Lender for and hold such Lender harmless from any loss, cost or expense such Lender may sustain (excluding any loss of anticipated profits but including any actual loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained) from any failure by Borrower to borrow the Funding Date Term SOFR Loans on the Funding Date (but excluding the failure of a Lender to make a Loan). The process for determining any compensation owing to a Lender under this paragraph shall be governed by Section 5.06 of the Credit Agreement.

The obligations of the Borrower under this letter agreement shall terminate on the Funding Date; provided that on such date there has been a borrowing or borrowings under the Credit Agreement of all Funding Date Term SOFR Loans requested pursuant to the Loan Notice.

This letter agreement shall be governed by the laws of the State of New York. This letter agreement may be executed in any number of counterparts by the different signatories hereto, each of which, when executed and delivered, shall be an original, but all of which together shall constitute one and the same letter agreement. Delivery of a counterpart hereof by email shall be effective as delivery of an original counterpart hereof.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow(s).]

Page 1	Exhibit I to Devon Delayed Draw Term Loan Credit Agreement

Sincerely yours,

DEVON ENERGY CORPORATION

By:
Name:
Title:

Signature Page to

Funding Indemnity Letter

Acknowledged and Agreed, as of this ___ day of _________, 2024:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to

Funding Indemnity Letter